Exhibit 99.4

Item 8. Financial Statements and Supplementary Data

Note: The information contained in this Item has been updated to reflect Belden’s segment change, as well as the retrospective application of a certain accounting standard that was effective for us beginning January 1, 2016. The resulting changes are discussed further in the Notes to Financial Statements and primarily affected the following:

•	Note 5, Operating Segments and Geographic Information: Broadcast and Enterprise Connectivity segment revenues; affiliate revenues; segment EBITDA; depreciation expense; amortization of intangibles; severance, restructuring, and acquisition integration costs; acquisition of property, plant and equipment; and segment assets have been revised to reflect the realignment between the two segments for all periods presented.

•	Notes 2 and 13, Summary of Significant Accounting Policies / Long-term Debt and Other Borrowing Arrangements: The adoption of accounting guidance pertaining to the presentation of debt issuance costs, which was effective for fiscal years beginning after December 15, 2015. The presentation and disclosure requirements have been applied retrospectively to all periods presented. Adoption of this new guidance had no impact on our results of operations.

For significant developments that have occurred subsequent to the filing of the 2015 Annual Report on Form 10-K (“2015 Form 10-K”), refer to Belden’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2016.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Belden Inc.

We have audited the accompanying consolidated balance sheets of Belden Inc. (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Belden Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Belden Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 25, 2016, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri

February 25, 2016,

Except for the retrospective adjustments disclosed in Notes 1, 2, 5, 10, 12, and 13, as to which the date is May 31, 2016

Belden Inc.

Consolidated Balance Sheets

	December 31,
	2015	2014
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$216,751	$741,162
Receivables, net	387,386	379,777
Inventories, net	195,942	228,398
Other current assets	37,079	36,836

Total current assets	837,158	1,386,173
Property, plant and equipment, less accumulated depreciation	310,629	316,385
Goodwill	1,385,115	943,374
Intangible assets, less accumulated amortization	655,871	461,292
Deferred income taxes	34,295	60,652
Other long-lived assets	67,534	64,326

	$3,290,602	$3,232,202

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$223,514	$272,439
Accrued liabilities	323,249	248,072
Current maturities of long-term debt	2,500	2,500

Total current liabilities	549,263	523,011
Long-term debt	1,725,282	1,736,954
Postretirement benefits	105,230	122,627
Deferred income taxes	46,034	11,015
Other long-term liabilities	39,270	31,409
Stockholders’ equity:
Preferred stock, par value $0.01 per share— 2,000 shares authorized;no shares outstanding	—	—
Common stock, par value $0.01 per share— 200,000 shares authorized; 50,335 shares issued; 41,981 and 42,464 shares outstanding at 2015 and 2014, respectively	503	503
Additional paid-in capital	605,660	595,389
Retained earnings	679,716	621,896
Accumulated other comprehensive loss	(58,987)	(46,031)
Treasury stock, at cost— 8,354 and 7,871 shares at 2015 and 2014, respectively	(402,793)	(364,571)

Total Belden stockholders’ equity	824,099	807,186

Noncontrolling interest	1,424	—

Total stockholders’ equity	825,523	807,186

	$3,290,602	$3,232,202

The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2015	2014	2013
	(In thousands, except per share amounts)
Revenues	$2,309,222	$2,308,265	$2,069,193
Cost of sales	(1,391,049)	(1,488,816)	(1,364,764)

Gross profit	918,173	819,449	704,429
Selling, general and administrative expenses	(527,288)	(487,945)	(378,009)
Research and development	(148,311)	(113,914)	(83,277)
Amortization of intangibles	(103,791)	(58,426)	(50,803)
Income from equity method investment	1,770	3,955	8,922

Operating income	140,553	163,119	201,262
Interest expense, net	(100,613)	(81,573)	(72,601)
Loss on debt extinguishment	—	—	(1,612)

Income from continuing operations before taxes	39,940	81,546	127,049
Income tax benefit (expense)	26,568	(7,114)	(22,315)

Income from continuing operations	66,508	74,432	104,734
Income (loss) from discontinued operations, net of tax	(242)	579	(1,421)
Loss from disposal of discontinued operations, net of tax	(86)	(562)	—

Net income	66,180	74,449	103,313
Less: Net loss attributable to noncontrolling interest	(24)	—	—

Net income attributable to Belden stockholders	$66,204	$74,449	$103,313

Weighted average number of common shares and equivalents:
Basic	42,390	43,273	43,871
Diluted	42,953	43,997	44,737

Basic income (loss) per share attributable to Belden stockholders:
Continuing operations	$1.57	$1.72	$2.39
Discontinued operations	(0.01)	0.01	(0.03)
Disposal of discontinued operations	—	(0.01)	—

Net income	$1.56	$1.72	$2.36

Diluted income (loss) per share attributable to Belden stockholders:
Continuing operations	$1.55	$1.69	$2.34
Discontinued operations	(0.01)	0.01	(0.03)
Disposal of discontinued operations	—	(0.01)	—

Net income	$1.54	$1.69	$2.31

The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2015	2014	2013
	(In thousands)
Net income	$66,180	$74,449	$103,313
Foreign currency translation, net of tax of $1.3 million, $1.8 million, and $2.2 million, respectively	(20,842)	(10,387)	(20,720)
Adjustments to pension and postretirement liability, net of tax of $3.1 million, $3.6 million, and $14.0 million, respectively	7,864	(6,463)	22,104

Other comprehensive income (loss), net of tax	(12,978)	(16,850)	1,384

Comprehensive income	53,202	57,599	104,697
Less: Comprehensive loss attributable to noncontrolling interest	(46)	—	—

Comprehensive income attributable to Belden stockholders	$53,248	$57,599	$104,697

The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.

Consolidated Cash Flow Statements

	Years Ended December 31,
	2015	2014	2013
	(In thousands)
Cash flows from operating activities:
Net income	$66,180	$74,449	$103,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	150,342	102,162	94,451
Share-based compensation	17,745	18,858	14,854
Loss on debt extinguishment	—	—	1,612
Income from equity method investment	(1,770)	(3,955)	(8,922)
Tax benefit related to share-based compensation	(5,050)	(6,859)	(10,734)
Deferred income tax expense (benefit)	(45,674)	(17,796)	5,457
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	6,066	(15,810)	(18,132)
Inventories	19,204	(2,260)	6,872
Accounts payable	(38,907)	28,120	12,994
Accrued liabilities	59,214	(5,598)	31,690
Accrued taxes	11,981	9,058	(89,427)
Other assets	(3,070)	10,223	4,542
Other liabilities	149	3,436	16,031

Net cash provided by operating activities	236,410	194,028	164,601
Cash flows from investing activities:
Cash used to acquire businesses, net of cash acquired	(695,345)	(347,817)	(9,979)
Capital expenditures	(54,969)	(45,459)	(40,209)
Proceeds from disposal of tangible assets	533	1,884	3,169
Proceeds from (payments for) disposal of business	3,527	(956)	3,735

Net cash used for investing activities	(746,254)	(392,348)	(43,284)
Cash flows from financing activities:
Borrowings under credit arrangements	200,000	456,163	637,595
Tax benefit related to share-based compensation	5,050	6,859	10,734
Contribution from noncontrolling interest	1,470	—	—
Debt issuance costs paid	(898)	(10,700)	(17,376)
Cash dividends paid	(8,395)	(8,699)	(6,678)
Withholding tax payments for share based payment awards, net of proceeds from the exercise of stock options	(11,693)	(11,708)	(3,019)
Payments under share repurchase program	(39,053)	(92,197)	(93,750)
Payments under borrowing arrangements	(152,500)	(2,500)	(434,743)

Net cash provided by (used for) financing activities	(6,019)	337,218	92,763
Effect of foreign currency exchange rate changes on cash and cash equivalents	(8,548)	(11,040)	4,129

Increase (decrease) in cash and cash equivalents	(524,411)	127,858	218,209
Cash and cash equivalents, beginning of period	741,162	613,304	395,095

Cash and cash equivalents, end of period	$216,751	$741,162	$613,304

The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.

Consolidated Stockholders’ Equity Statements

	Belden Inc. Stockholders
							Accumulated
			Additional				Other
	Common Stock		Paid-In	Retained	Treasury Stock		Comprehensive	Noncontrolling
	Shares	Amount	Capital	Earnings	Shares	Amount	Income (Loss)	Interest	Total
	(In thousands)
Balance at December 31, 2012	50,335	$503	$598,180	$461,756	(6,167)	$(218,014)	$(30,565)	$—	$811,860
Net income	—	—	—	103,313	—	—	—	—	103,313
Foreign currency translation, net of $2.2 million tax	—	—	—	—	—	—	(20,720)	—	(20,720)
Adjustments to pension and postretirement liability, net of $14.0 million tax	—	—	—	—	—	—	22,104	—	22,104

Other comprehensive income, net of tax									1,384
Exercise of stock options, net of tax withholding forfeitures	—	—	(31,003)	—	879	30,819	—	—	(184)
Conversion of restricted stock units into common stock, net of tax withholding forfeitures	—	—	(7,012)	—	120	4,197	—	—	(2,815)
Share repurchase program	—	—	—	—	(1,712)	(93,750)	—	—	(93,750)
Share-based compensation	—	—	25,588	—	—	—	—	—	25,588
Dividends ($0.20 per share)	—	—	—	(8,855)	—	—	—	—	(8,855)

Balance at December 31, 2013	50,335	$503	$585,753	$556,214	(6,880)	$(276,748)	$(29,181)	$—	$836,541

Net income	—	—	—	74,449	—	—	—	—	74,449
Foreign currency translation, net of $1.8 million tax	—	—	—	—	—	—	(10,387)	—	(10,387)
Adjustments to pension and postretirement liability, net of $3.6 million tax	—	—	—	—	—	—	(6,463)	—	(6,463)

Other comprehensive loss, net of tax									(16,850)
Exercise of stock options, net of tax withholding forfeitures	—	—	(12,123)	—	194	2,395	—	—	(9,728)
Conversion of restricted stock units into common stock, net of tax withholding forfeitures	—	—	(3,958)	—	77	1,979	—	—	(1,979)
Share repurchase program	—	—	—	—	(1,262)	(92,197)	—	—	(92,197)
Share-based compensation	—	—	25,717	—	—	—	—	—	25,717
Dividends ($0.20 per share)	—	—	—	(8,767)	—	—	—	—	(8,767)

Balance at December 31, 2014	50,335	$503	$595,389	$621,896	(7,871)	$(364,571)	$(46,031)	$—	$807,186

Contribution from noncontrolling interest	—	—	—	—	—	—	—	1,470	1,470
Net income	—	—	—	66,204	—	—	—	(24)	66,180
Foreign currency translation, net of $1.3 million tax	—	—	—	—	—	—	(20,820)	(22)	(20,842)
Adjustments to pension and postretirement liability, net of $3.1 million tax	—	—	—	—	—	—	7,864	—	7,864

Other comprehensive loss, net of tax									(12,978)
Exercise of stock options, net of tax withholding forfeitures	—	—	(6,070)	—	100	(96)	—	—	(6,166)
Conversion of restricted stock units into common stock, net of tax withholding forfeitures	—	—	(6,454)	—	115	927	—	—	(5,527)
Share repurchase program	—	—	—	—	(698)	(39,053)	—	—	(39,053)
Share-based compensation	—	—	22,795	—	—	—	—	—	22,795
Dividends ($0.20 per share)	—	—	—	(8,384)	—	—	—	—	(8,384)

Balance at December 31, 2015	50,335	$503	$605,660	$679,716	(8,354)	$(402,793)	$(58,987)	$1,424	$825,523

The accompanying notes are an integral part of these Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1: Basis of Presentation

Business Description

Belden Inc. (the Company, us, we, or our) is an innovative signal transmission solutions company built around five global business platforms – Broadcast Solutions, Enterprise Connectivity Solutions, Industrial Connectivity Solutions, Industrial IT Solutions, and Network Security Solutions. Our comprehensive portfolio of signal transmission solutions provides industry leading secure and reliable transmission of data, sound, and video for mission critical applications. We sell our products to distributors, end-users, installers, and directly to original equipment manufacturers (OEMs).

Consolidation

The accompanying Consolidated Financial Statements include Belden Inc. and all of its subsidiaries, including variable interest entities for which we are the primary beneficiary. We eliminate all significant affiliate accounts and transactions in consolidation.

Recasting of Certain Prior Period Information

To capitalize on the adoption of IP technology and accelerate our penetration of the commercial audio-video market, we transferred responsibility of audio-video cable and connectors from our Broadcast Solutions segment to our Enterprise Connectivity Solutions segment effective January 1, 2016. We have recast certain prior period amounts to conform to the way segment performance is internally managed and reviewed by our chief operating decision maker beginning in fiscal year 2016. This change primarily impacted Note 5 – Operating Segments and Geographic Information, with no impact on consolidated net income or cash flows. In addition, this change also resulted in certain changes to Note 10 – Intangible Assets and Note 12 – Severance, Restructuring, and Acquisition Integration Activities.

In addition to these segment reporting changes, we have also revised our Consolidated Balance Sheet and Note 13 – Long-term Debt and Other Borrowing Arrangements to reflect the retrospective adoption of an accounting standard that was effective for us beginning January 1, 2016. See discussion under “Recent Adoption of Accounting Pronouncements” in Note 2 below.

Foreign Currency

For international operations with functional currencies other than the United States (U.S.) dollar, we translate assets and liabilities at current exchange rates; we translate income and expenses using average exchange rates. We report the resulting translation adjustments, as well as gains and losses from certain affiliate transactions, in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. We include exchange gains and losses on transactions in operating income.

We determine the functional currency of our foreign subsidiaries based upon the currency of the primary economic environment in which each subsidiary operates. Typically, that is determined by the currency in which the subsidiary primarily generates and expends cash. We have concluded that the local currency is the functional currency for all of our material subsidiaries.

Reporting Periods

Our fiscal year and fiscal fourth quarter both end on December 31. Our fiscal first quarter ends on the Sunday falling closest to 91 days after December 31. Our fiscal second and third quarters each have 91 days.

Use of Estimates in the Preparation of the Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and operating results and the disclosure of contingencies. Actual results could differ from those estimates. We make significant estimates with respect to the collectability and valuation of receivables, the valuation of inventory, the realization of deferred tax assets, the valuation of goodwill and indefinite-lived intangible assets, the valuation of contingent liabilities, the calculation of share-based compensation, the calculation of pension and other postretirement benefits expense, and the valuation of acquired businesses.

Reclassifications

We have made certain reclassifications to the 2014 and 2013 Consolidated Financial Statements with no impact to reported net income in order to conform to the 2015 presentation.

Note 2: Summary of Significant Accounting Policies

Fair Value Measurement

Accounting guidance for fair value measurements specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources or reflect our own assumptions of market participant valuation. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•	Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets, or financial instruments for which significant inputs are observable, either directly or indirectly; and

•	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

As of December 31, 2015 and 2014, we utilized Level 1 inputs to determine the fair value of cash equivalents. During 2015, 2014, and 2013, we utilized Level 3 inputs to determine the fair value of net assets acquired in business combinations (see Note 3) and for our annual impairment testing (see Note 10). We did not have any transfers between Level 1 and Level 2 fair value measurements during 2015.

Cash and Cash Equivalents

We classify cash on hand and deposits in banks, including commercial paper, money market accounts, and other investments with an original maturity of three months or less, that we hold from time to time, as cash and cash equivalents. We periodically have cash equivalents consisting of short-term money market funds and other investments. The primary objective of our investment activities is to preserve our capital for the purpose of funding operations. We do not enter into investments for trading or speculative purposes. As of December 31, 2015, we did not have any such cash equivalents on hand. The fair value of these cash equivalents as of December 31, 2014 was $1.2 million, which was based on quoted market prices in active markets (i.e., Level 1 valuation).

Accounts Receivable

We classify amounts owed to us and due within twelve months, arising from the sale of goods or services in the normal course of business, as current receivables. We classify receivables due after twelve months as other long-lived assets.

At the time of sale, we establish an estimated reserve for trade, promotion, and other special price reductions such as contract pricing, discounts to meet competitor pricing, and on-time payment discounts. We also adjust receivable balances for, among other things, correction of billing errors, incorrect shipments, and settlement of customer disputes. Customers are allowed to return inventory if and when certain conditions regarding the physical state of the inventory and our approval of the return are met. Certain distribution customers are allowed to return inventory at original cost, in an amount not to exceed three percent of the prior year’s purchases, in exchange for an order of equal or greater value. Until we can process these reductions, corrections, and returns (together, the Changes) through individual customer records, we estimate the amount of outstanding Changes and recognize them by reducing revenues and accounts receivable. We also adjust inventory and cost of sales for the estimated level of returns. We base these estimates on historical and anticipated sales demand, trends in product pricing, and historical and anticipated Changes patterns. We make revisions to these estimates in the period in which the facts that give rise to each revision become known. Future market conditions might require us to take actions to further reduce prices and increase customer return authorizations. Unprocessed Changes recognized against our gross accounts receivable balance at December 31, 2015 and 2014 totaled $19.1 million and $17.6 million, respectively.

We evaluate the collectability of accounts receivable based on the specific identification method. A considerable amount of judgment is required in assessing the realizability of accounts receivable, including the current creditworthiness of each customer and related aging of the past due balances. We perform ongoing credit evaluations of our customers’ financial condition. Through these evaluations, we may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings, or bankruptcy. We record a specific reserve for bad debts against amounts due to reduce the receivable to its estimated collectible balance. We recognized bad debt expense, net of recoveries, of ($1.8 million), $0.3 million, and $0.2 million in 2015, 2014, and 2013, respectively. In 2015, we recovered approximately $2.7 million of accounts receivable from one significant customer. The allowance for doubtful accounts at December 31, 2015 and 2014 totaled $8.3 million and $11.5 million, respectively.

Inventories and Related Reserves

Inventories are stated at the lower of cost or market. We determine the cost of all raw materials, work-in-process, and finished goods inventories by the first in, first out method. Cost components of inventories include direct labor, applicable production overhead, and amounts paid to suppliers of materials and products as well as freight costs and, when applicable, duty costs to import the materials and products.

We evaluate the realizability of our inventory on a product-by-product basis in light of historical and anticipated sales demand, technological changes, product life cycle, component cost trends, product pricing, and inventory condition. In circumstances where inventory levels are in excess of anticipated market demand, where inventory is deemed technologically obsolete or not saleable due to condition, or where inventory cost exceeds net realizable value, we record a charge to cost of sales and reduce the inventory to its net realizable value. The allowances for excess and obsolete inventories at December 31, 2015 and 2014 totaled $22.5 million and $31.8 million, respectively. The decrease in the allowance for excess and obsolete inventories was primarily due to physical disposal of inventory for which an allowance had been recorded previously.

Property, Plant and Equipment

We record property, plant and equipment at cost. We calculate depreciation on a straight-line basis over the estimated useful lives of the related assets ranging from 10 to 40 years for buildings, 5 to 12 years for machinery and equipment, and 5 to 10 years for computer equipment and software. Construction in process reflects amounts incurred for the configuration and build-out of property, plant and equipment and for property, plant and equipment not yet placed into service. We charge maintenance and repairs—both planned major activities and less-costly, ongoing activities—to expense as incurred. We capitalize interest costs associated with the construction of capital assets and amortize the costs over the assets’ useful lives. Depreciation expense is included in costs of sales; selling, general and administrative expenses; and research and development expenses in the Consolidated Statements of Operations based on the specific categorization and use of the underlying assets being depreciated.

We review property, plant and equipment to determine whether an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We base our evaluation on the nature of the assets, the future economic benefit of the assets, and any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of an asset may not be recoverable, we determine whether impairment has occurred through the use of an undiscounted cash flow analysis. If impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset.

For purposes of impairment testing of long-lived assets, we have identified asset groups at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Generally, our asset groups are based on an individual plant or operating facility level. In some circumstances, however, a combination of plants or operating facilities may be considered the asset group due to interdependence of operational activities and cash flows.

Goodwill and Intangible Assets

Our intangible assets consist of (a) definite-lived assets subject to amortization such as developed technology, customer relationships, certain in-service research and development, certain trademarks, and backlog, and (b) indefinite-lived assets not subject to amortization such as goodwill, certain in-process research and development, and certain trademarks. We record amortization of the definite-lived intangible assets over the estimated useful lives of the related assets, which generally range from one year or less for backlog to more than 25 years for certain of our customer relationships. We determine the amortization method for our definite-lived intangible assets based on the pattern in which the economic benefits of the intangible asset are consumed. In the event we cannot reliably determine that pattern, we utilize a straight-line amortization method.

We test our goodwill and other indefinite-lived intangible assets not subject to amortization for impairment on an annual basis during the fourth quarter or when indicators of impairment exist. We base our estimates on assumptions we believe to be reasonable, but which are not predictable with precision and therefore are inherently uncertain. Actual future results could differ from these estimates.

The accounting guidance related to goodwill impairment testing allows for the performance of an optional qualitative assessment of whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Such an evaluation is made based on the weight of all available evidence and the significance of all identified events and circumstances that may influence the fair value of a reporting unit. If it is more likely than not that the fair value is less than the carrying value, then a quantitative assessment is required for the reporting unit, as described in the paragraph below. In 2015, we performed a qualitative assessment for six of our reporting units, which collectively represented approximately $636 million of our consolidated goodwill balance. For those reporting units for which we performed a qualitative assessment, we determined that it was more likely than not that the fair value was greater than the carrying value, and therefore, we did not perform the calculation of fair value for these reporting units as described in the paragraph below.

For our annual impairment test in 2015, we performed a quantitative assessment for four of our reporting units. Under a quantitative assessment for goodwill impairment, we determine the fair value using the income approach (using Level 3 inputs) as reconciled to our aggregate market capitalization. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we recognize an impairment loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating income. In addition to the income approach, we calculate the fair value of our reporting units under a market approach. The market approach measures the fair value of a reporting unit through analysis of financial multiples (revenues or EBITDA) of comparable businesses. Consideration is given to the financial conditions and operating performance of the reporting unit being valued relative to those publicly-traded companies operating in the same or similar lines of business. The fair values of the four reporting units tested under a quantitative approach were substantially in excess of the carrying values as of the impairment testing date.

We did not recognize any goodwill impairment in 2015, 2014, or 2013. See Note 10 for further discussion.

We also evaluate indefinite lived intangible assets for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying values of those assets may no longer be recoverable. We compare the fair value of the asset with its carrying amount. If the carrying amount of the asset exceeds its fair value, we recognize an impairment loss in an amount equal to that excess. We did not recognize impairment charges for our indefinite lived intangible assets in 2015, 2014, or 2013. See Note 10 for further discussion.

We review intangible assets subject to amortization whenever an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We test intangible assets subject to amortization for impairment and estimate their fair values using the same assumptions and techniques we employ on property, plant and equipment. We did not recognize any impairment charges for amortizable intangible assets in 2015, 2014, or 2013.

Equity Method Investment

We have a 50% ownership interest in Xuzhou Hirschmann Electronics Co. Ltd (the Hirschmann JV), which we acquired in connection with our 2007 acquisition of Hirschmann Automation and Control GmbH. The Hirschmann JV is an entity located in China that supplies load-moment indicators to the mobile crane market. We account for this investment using the equity method of accounting. The carrying value included in other long-lived assets on our Consolidated Balance Sheets of our investment in the Hirschmann JV as of December 31, 2015 and 2014 is $29.5 million and $33.4 million, respectively.

Pension and Other Postretirement Benefits

Our pension and other postretirement benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates, mortality tables, and other factors. We base the discount rate assumptions on current investment yields on high-quality corporate long-term bonds. The salary growth assumptions reflect our long-term actual experience and future or near-term outlook. We determine the long-term return on plan assets based on historical portfolio results and management’s expectation of the future economic environment. Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook, and an assessment of likely long-term trends. Actual results that differ from our assumptions are accumulated and, if in excess of the lesser of 10% of the projected benefit obligation or the fair market value of plan assets, are amortized over the estimated future working life of the plan participants.

Accrued Sales Rebates

We grant incentive rebates to participating customers as part of our sales programs. The rebates are determined based on certain targeted sales volumes. Rebates are paid quarterly or annually in either cash or receivables credits. Until we can process these rebates through individual customer records, we estimate the amount of outstanding rebates and recognize them as accrued liabilities and reductions in our gross revenues. We base our estimates on both historical and anticipated sales demand and rebate program participation. We charge revisions to these estimates back to accrued liabilities and revenues in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to increase sales rebates offered, possibly resulting in an incremental increase in accrued liabilities and an incremental reduction in revenues at the time the rebate is offered. Accrued sales rebates at December 31, 2015 and 2014 totaled $30.0 million and $31.5 million, respectively.

Contingent Liabilities

We have established liabilities for environmental and legal contingencies that are probable of occurrence and reasonably estimable, the amounts of which are currently not material. A significant amount of judgment and use of estimates is required to quantify our ultimate exposure in these matters. We review the valuation of these liabilities on a quarterly basis, and we adjust the balances to account for changes in circumstances for ongoing and emerging issues.

We accrue environmental remediation costs based on estimates of known environmental remediation exposures developed in consultation with our environmental consultants and legal counsel, the amounts of which are not currently material. We expense environmental compliance costs, which include maintenance and operating costs with respect to ongoing monitoring programs, as incurred. We evaluate the range of potential costs to remediate environmental sites. The ultimate cost of site clean-up is difficult to predict given the uncertainties of our involvement in certain sites, uncertainties regarding the extent of the required clean-up, the availability of alternative clean-up methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites, and other factors.

We are, from time to time, subject to routine litigation incidental to our business. These lawsuits primarily involve claims for damages arising out of the use of our products, allegations of patent or trademark infringement, and litigation and administrative proceedings involving employment matters and commercial disputes. Assessments regarding the ultimate cost of lawsuits require judgments concerning matters such as the anticipated outcome of negotiations, the number and cost of pending and future claims, and the impact of evidentiary requirements. Based on facts currently available, we believe the disposition of the claims that are pending or asserted will not have a materially adverse effect on our financial position, results of operations or cash flow.

Business Combination Accounting

We allocate the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded to goodwill. We use all available information to estimate fair values. We typically engage third party valuation specialists to assist in the fair value determination of inventories, tangible long-lived assets, and intangible assets other than goodwill. The carrying values of acquired receivables and accounts payable have historically approximated their fair values as of the business combination date. As necessary, we may engage third party specialists to assist in the estimation of fair value for certain liabilities, such as deferred revenue or postretirement benefit liabilities. We adjust the preliminary purchase price allocation, as necessary, typically up to one year after the acquisition closing date as we obtain more information regarding asset valuations and liabilities assumed.

Revenue Recognition

We recognize revenue when all of the following circumstances are satisfied: (1) persuasive evidence of an arrangement exists, (2) price is fixed or determinable, (3) collectability is reasonably assured, and (4) delivery has occurred. Delivery occurs in the period in which the customer takes title and assumes the risks and rewards of ownership of the products specified in the customer’s purchase order or sales agreement. At times, we enter into arrangements that involve the delivery of multiple elements. For these arrangements, when the elements can be separated, the revenue is allocated to each deliverable based on that element’s relative selling price and recognized based on the period of delivery for each element. Generally, we determine relative selling price using our best estimate of selling price, unless we have established vendor specific objective evidence (VSOE) or third party evidence of fair value exists for such arrangements.

We record revenue net of estimated rebates, price allowances, invoicing adjustments, and product returns. We record revisions to these estimates in the period in which the facts that give rise to each revision become known.

We have certain products subject to the accounting guidance on software revenue recognition. For such products, software license revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed or determinable, collection is probable and VSOE of the fair value of undelivered elements exists. As substantially all of the software licenses are sold in multiple-element arrangements that include either support and maintenance or both support and maintenance and professional services, we use the residual method to determine the amount of software license revenue to be recognized. Under the residual method, consideration is allocated to undelivered elements based upon VSOE of the fair value of those elements, with the residual of the arrangement fee allocated to and recognized as software license revenue. In our Network Security Solutions segment, we have established VSOE of the fair value of support and maintenance, subscription-based software licenses, and professional services. Software license revenue is generally recognized upon delivery of the software if all revenue recognition criteria are met.

Revenue allocated to support services under our Network Security Solutions support and maintenance contracts is paid in advance and recognized ratably over the term of the service. Revenue allocated to subscription-based software and remote ongoing operational services is also paid in advance and recognized ratably over the term of the service. Revenue allocated to professional services, including remote implementation services, is recognized as the services are performed.

Cost of Sales

Cost of sales includes our total cost of inventory sold during the period, including material, labor, production overhead costs, variable manufacturing costs, and fixed manufacturing costs. Production overhead costs include operating supplies, applicable utility expenses, maintenance costs, and scrap. Variable manufacturing costs include inbound, interplant, and outbound freight, inventory shrinkage, and charges for excess and obsolete inventory. Fixed manufacturing costs include the costs associated with our purchasing, receiving, inspection, warehousing, distribution centers, production and inventory control, and manufacturing management. Cost of sales also includes the costs to provide maintenance and support and other professional services.

Shipping and Handling Costs

We recognize fees earned on the shipment of product to customers as revenues and recognize costs incurred on the shipment of product to customers as a cost of sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include expenses not directly related to the production of inventory. They include all expenses related to selling and marketing our products, as well as the salary and benefit costs of associates performing the selling and marketing functions. Selling, general and administrative expenses also include salary and benefit costs, purchased services, and other costs related to our executive and administrative functions.

Research and Development Costs

Research and development costs are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were $27.5 million, $21.8 million, and $17.8 million for 2015, 2014, and 2013, respectively.

Share-Based Compensation

We compensate certain employees and non-employee directors with various forms of share-based payment awards and recognize compensation costs for these awards based on their fair values. We estimate the fair values of certain awards, primarily stock appreciation rights (SARs), on the grant date using the Black-Scholes-Merton option-pricing formula, which incorporates certain assumptions regarding the expected term of an award and expected stock price volatility. We develop the expected term assumption based on the vesting period and contractual term of an award, our historical exercise and cancellation experience, our stock price history, plan provisions that require exercise or cancellation of awards after employees terminate, and the extent to which currently available information indicates that the future is reasonably expected to differ from past experience. We develop the expected volatility assumption based on historical price data for our common stock. We estimate the fair value of certain restricted stock units with service vesting conditions and performance vesting conditions based on the grant date stock price. We estimate the fair value of certain restricted stock units with market conditions using a Monte Carlo simulation valuation model with the assistance of a third party valuation firm.

After calculating the aggregate fair value of an award, we use an estimated forfeiture rate to discount the amount of share-based compensation cost expected to be recognized in our operating results over the service period of the award. We develop the forfeiture assumption based on our historical pre-vesting cancellation experience.

Income Taxes

Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable to taxing authorities because of the recognition of revenues and expenses in different periods for income tax purposes than for financial statement purposes. Income taxes are provided as if operations in all countries, including the U.S., were stand-alone businesses filing separate tax returns. We have determined that all undistributed earnings from our international subsidiaries will not be remitted to the U.S. in the foreseeable future and, therefore, no additional provision for U.S. taxes has been made on foreign earnings.

We recognize deferred tax assets resulting from tax credit carryforwards, net operating loss carryforwards, and deductible temporary differences between taxable income on our income tax returns and pretax income on our financial statements. Deferred tax assets generally represent future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in our Consolidated Financial Statements become deductible for income tax purposes. A deferred tax asset valuation allowance is required when some portion or all of the deferred tax assets may not be realized.

Our effective tax rate is based on expected income, statutory tax rates, and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions. We establish accruals for uncertain tax positions when we believe that the full amount of the associated tax benefit may not be realized. To the extent we were to prevail in matters for which accruals have been established or would be required to pay amounts in excess of reserves, there could be a material effect on our income tax provisions in the period in which such determination is made.

Recent Adoption of Accounting Pronouncements

Effective January 1, 2016 we adopted Accounting Standards Update No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03), which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The standard is effective for fiscal years beginning after December 15, 2015. This guidance has been applied retrospectively to all periods presented in this Current Report on Form 8-K. Adoption of this new guidance had no impact on our results of operations. Adoption resulted in a $6.0 million decrease in total current assets, a $19.2 million decrease in other long-lived assets, and a $25.2 million decrease in long-term debt in our Consolidated Balance Sheet as of December 31, 2015 compared to the presentation in our Annual Report on Form 10-K. Adoption resulted in a $5.8 million decrease in total current assets, a $22.6 million decrease in other long-lived assets, and a $28.4 million decrease in long-term debt in our Consolidated Balance Sheet as of December 31, 2014 compared to the presentation in our Annual Report on Form 10-K.

In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes (ASU 2015-17), which requires that all deferred tax assets and liabilities be classified as noncurrent in a classified statement of financial position. The standard is effective for fiscal years beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is permitted for any interim and annual financial statements that have not yet been issued. We early adopted ASU 2015-17 effective December 31, 2015, retrospectively. Adoption resulted in a $22.1 million decrease in total current assets, a $20.0 million increase in non-current deferred tax assets, a $2.3 million decrease in accrued liabilities, and a $0.2 million increase in non-current deferred tax liabilities in our Consolidated Balance Sheet as of December 31, 2014 compared to the prior period presentation. Adoption had no impact on our results of operations.

Pending Adoption of Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which will replace most existing revenue recognition guidance in U.S. GAAP. The core principle of the ASU is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU 2014-09 requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. ASU 2014-09 will be effective for us beginning January 1, 2018, and allows for both retrospective and modified retrospective methods of adoption. Early adoption beginning January 1, 2017 is permitted. We are in the process of determining the method and timing of adoption and assessing the impact of ASU 2014-09 on our Consolidated Financial Statements.

In August 2014, the FASB issued disclosure guidance that requires us to evaluate, at each annual and interim period, whether substantial doubt exists about our ability to continue as a going concern, and if applicable, to provide related disclosures. The new guidance will be effective for us for the year ending December 31, 2016. This guidance is not currently expected to have a material effect on our financial statement disclosures upon adoption, although the ultimate impact will be dependent on our financial condition and expected operating outlook at such time.

Note 3: Acquisitions

Tripwire

We acquired 100% of the outstanding ownership interest in Tripwire, Inc. (Tripwire) on January 2, 2015 for a

purchase price of $703.2 million. The purchase price was funded with cash on hand and $200.0 million of borrowings under our revolving credit agreement (see Note 13). Tripwire is a leading global provider of advanced threat, security and compliance solutions. Tripwire’s solutions enable enterprises, service providers, manufacturers, and government agencies to detect, prevent, and respond to growing security threats. Tripwire is headquartered in Portland, Oregon. The results of Tripwire have been included in our Consolidated Financial Statements from January 2, 2015. We have determined that Tripwire is a reportable segment, Network Security Solutions. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed as of January 2, 2015 (in thousands).

Cash	$2,364
Receivables	37,792
Inventories	603
Other current assets	2,453
Property, plant and equipment	10,021
Goodwill	462,215
Intangible assets	306,000
Other non-current assets	659

Total assets	$822,107

Accounts payable	$3,142
Accrued liabilities	12,142
Deferred revenue	8,000
Deferred income taxes	95,074
Other non-current liabilities	540

Total liabilities	$118,898

Net assets	$703,209

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. The judgments we have used in estimating the fair values assigned to each class of acquired assets and assumed liabilities could materially affect the results of our operations. The most significant change to the final purchase price allocation presented in the table above as compared to the preliminary purchase price allocation as of September 27, 2015 was a reduction of goodwill of approximately $15.8 million, primarily due to a reduction in the estimated fair value of acquired deferred tax liabilities.

The fair value of acquired receivables is $37.8 million, with a gross contractual amount of $38.0 million. We do not expect to collect $0.2 million of the acquired receivables.

For purposes of the above allocation, we based our estimate of the fair value for the acquired intangible assets, property, plant and equipment, and deferred revenue on a valuation study performed by a third party valuation firm. We used various valuation methods including discounted cash flows to estimate the fair value of the identifiable intangible assets and deferred revenue (Level 3 valuation). To determine the value of the acquired property, plant, and equipment, we used various valuation methods, including both the market approach, which considers sales prices of similar assets in similar conditions (Level 2 valuation), and the cost approach, which considers the cost to replace the asset adjusted for depreciation (Level 3 valuation).

Goodwill and other intangible assets reflected above were determined to meet the criterion for recognition apart from tangible assets acquired and liabilities assumed. The goodwill is primarily attributable to expected synergies and the assembled workforce. The expected synergies for the Tripwire acquisition primarily consist of an expanded product portfolio with network security solutions that can be marketed to our existing broadcast, enterprise, and industrial customers. We do not have tax basis in the goodwill, and therefore, the goodwill is not deductible for tax purposes. The intangible assets related to the acquisition consisted of the following:

	Estimated Fair Value	Amortization Period
	(In thousands)	(In years)
Intangible assets subject to amortization:
Developed technology	$210,000	5.8
Customer relationships	56,000	15.0
Backlog	3,000	1.0

Total intangible assets subject to amortization	269,000

Intangible assets not subject to amortization:
Goodwill	462,215
Trademarks	31,000
In-process research and development	6,000

Total intangible assets not subject to amortization	499,215

Total intangible assets	$768,215

Weighted average amortization period		7.7

The amortizable intangible assets reflected in the table above were determined by us to have finite lives. The useful life for the developed technology intangible asset was based on the estimated time that the technology provides us with a competitive advantage and thus approximates the period of consumption of the intangible asset. The useful life for the customer relationship intangible asset was based on our forecasts of customer turnover. The useful life of the backlog intangible asset was based on our estimate of when the ordered items would ship.

Trademarks have been determined by us to have indefinite lives and are not being amortized, based on our expectation that the trademarked products will generate cash flows for us for an indefinite period. We expect to maintain use of trademarks on existing products and introduce new products in the future that will also display the trademarks, thus extending their lives indefinitely. In-process research and development assets are considered indefinite-lived intangible assets until the completion or abandonment of the associated research and development efforts. Upon completion of the development process, we will make a determination of the useful life of the asset and begin amortizing the assets over that period. If the project is abandoned, we will write-off the asset at such time.

Our consolidated revenues and consolidated income from continuing operations before taxes for the year ended December 31, 2015 included $116.6 million of revenues and a $47.8 million loss from continuing operations before taxes from Tripwire. Consolidated revenues in the year ended December 31, 2015 were negatively impacted by approximately $50.4 million due to the reduction of the acquired deferred revenue balance to fair value. Our consolidated income from continuing operations before taxes for the year ended December 31, 2015 included $43.2 million of amortization of intangible assets and $9.2 million of compensation expense related to the accelerated vesting of acquiree stock based compensation awards.

The following table illustrates the unaudited pro forma effect on operating results as if the Tripwire acquisition had been completed as of January 1, 2014.

	Years Ended
	December 31, 2015	December 31, 2014
	(In thousands, except per share data)
	(Unaudited)
Revenues	$2,354,191	$2,405,198
Income from continuing operations	92,104	23,302
Diluted income per share from continuing operations attributable to Belden stockholders	$2.14	$0.53

For purposes of the pro forma disclosures, the year ended December 31, 2014 includes nonrecurring expenses from the effects of purchase accounting, including the compensation expense from the accelerated vesting of acquiree stock compensation awards of $9.2 million and amortization of the sales backlog intangible asset of $3.0 million.

The above unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations would have been had we completed the acquisition on the date assumed, nor is it necessarily indicative of the results that may be expected in future periods. Pro forma adjustments exclude cost savings from any synergies resulting from the acquisition.

Coast Wire and Plastic Tech

We acquired 100% of the outstanding ownership interest in Coast Wire and Plastic Tech., LLC (Coast) on November 20, 2014 for cash of $36.0 million. Coast is a developer and manufacturer of customized wire and cable solutions used in high-end medical device, military and defense, and industrial applications. Coast is located in Carson, California. The results of Coast have been included in our Consolidated Financial Statements from November 20, 2014, and are reported within the Industrial Connectivity segment. The Coast acquisition was not material to our financial position or results of operations reported as of and for the year ended December 31, 2014.

ProSoft Technology, Inc.

We acquired 100% of the outstanding shares of ProSoft Technology, Inc. (ProSoft) on June 11, 2014 for cash of $104.1 million. ProSoft is a leading manufacturer of industrial networking products that translate between disparate automation systems, including the various protocols used by different automation vendors. The results of ProSoft have been included in our Consolidated Financial Statements from June 11, 2014, and are reported within the Industrial IT segment. ProSoft is headquartered in Bakersfield, California. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed as of June 11, 2014 (in thousands).

Cash	$2,517
Receivables	5,894
Inventories	2,731
Other current assets	332
Property, plant and equipment	767
Goodwill	56,923
Intangible assets	40,800
Other non-current assets	622

Total assets	$110,586

Accounts payable	$2,544
Accrued liabilities	2,807
Other non-current liabilities	1,132

Total liabilities	$6,483

Net assets	$104,103

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. The judgments we have used in estimating the fair values assigned to each class of acquired assets and assumed liabilities could materially affect the results of our operations. There were no significant changes to the final purchase price allocation presented in the table above as compared to the preliminary purchase price allocation of December 31, 2014.

The fair value of acquired receivables is $5.9 million, with a gross contractual amount of $6.2 million. We do not expect to collect $0.3 million of the acquired receivables.

For purposes of the above allocation, we based our estimate of the fair value of the acquired inventory and intangible assets on a valuation study performed by a third party valuation firm. We have estimated a fair value adjustment for inventories based on the estimated selling price of the work-in-process and finished goods acquired at the closing date less the sum of the costs to complete the work-in-process, the costs of disposal, and a reasonable profit allowance for our post acquisition selling efforts. We used various valuation methods including discounted cash flows to estimate the fair value of the identifiable intangible assets (Level 3 valuation).

Goodwill and other intangible assets reflected above were determined to meet the criterion for recognition apart from tangible assets acquired and liabilities assumed. The goodwill is primarily attributable to expected synergies and the assembled workforce. The expected synergies for the ProSoft acquisition primarily consist of expanded access to the Industrial IT market and channel partners. Our tax basis in the acquired goodwill is $56.9 million. The goodwill balance we recorded is deductible for tax purposes over a period of 15 years up to the amount of the tax basis. The intangible assets related to the acquisition consisted of the following:

	Fair Value	Amortization Period
	(In thousands)	(In years)
Intangible assets subject to amortization:
Customer relationships	$26,600	20.0
Developed technologies	9,000	5.0
Trademarks	5,000	5.0
Backlog	200	0.3

Total intangible assets subject to amortization	40,800

Intangible assets not subject to amortization:
Goodwill	56,923

Total intangible assets not subject to amortization	56,923

Total intangible assets	$97,723

Weighted average amortization period		14.8

The amortizable intangible assets reflected in the table above were determined by us to have finite lives. The useful life for the developed technologies intangible asset was based on the estimated time that the technology provides us with a competitive advantage and thus approximates the period of consumption of the intangible asset. The useful life for the customer relationship intangible asset was based on our forecasts of customer turnover. The useful life for the trademarks was based on the period of time we expect to continue to go to market using the trademarks. The useful life of the backlog intangible asset was based on our estimate of when the ordered items would ship.

Our consolidated revenues and consolidated income (loss) from continuing operations before taxes for the year ended December 31, 2014 included $31.7 million and ($2.5) million, respectively, from ProSoft. Our consolidated income from continuing operations before taxes for the year ended December 31, 2014 included $2.4 million of amortization of intangible assets and $1.4 million of cost of sales related to the adjustment of acquired inventory to fair value.

Grass Valley

We acquired 100% of the outstanding ownership interest in Grass Valley USA, LLC and GVBB Holdings S.a.r.l., (collectively, Grass Valley) on March 31, 2014 for cash of $218.2 million. Grass Valley is a leading provider of innovative technologies for the broadcast industry, including production switchers, cameras, servers, and editing solutions. Grass Valley is headquartered in Hillsboro, Oregon, with significant locations throughout the United States, Europe, and Asia. The results of Grass Valley have been included in our Consolidated Financial Statements from March 31, 2014, and are reported within the Broadcast segment. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed as of March 31, 2014 (in thousands):

Cash	$9,451
Receivables	67,354
Inventories	18,593
Other current assets	4,172
Property, plant and equipment	22,460
Goodwill	131,070
Intangible assets	95,500
Other non-current assets	17,101

Total assets	$365,701

Accounts payable	$51,276
Accrued liabilities	62,672
Deferred revenue	14,000
Postretirement benefits	16,538
Deferred income taxes	1,827
Other non-current liabilities	1,199

Total liabilities	$147,512

Net assets	$218,189

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. The judgments we have used in estimating the fair values assigned to each class of acquired assets and assumed liabilities could materially affect the results of our operations. The most significant change to the final purchase price allocation presented in the table above as compared to the preliminary purchase price allocation as of December 31, 2014 was an increase of goodwill of $11.5 million, primarily due to an increase in the estimated fair value of acquired accrued liabilities and deferred tax liabilities.

The fair value of acquired receivables is $67.4 million, with a gross contractual amount of $77.2 million. We do not expect to collect $9.8 million of the acquired receivables.

For purposes of the above allocation, we based our estimate of the fair value of the acquired inventory, property, plant, and equipment, intangible assets, and deferred revenue on a valuation study performed by a third party valuation firm. We have estimated a fair value adjustment for inventories based on the estimated selling price of the work-in-process and finished goods acquired at the closing date less the sum of the costs to complete the work-in-process, the costs of disposal, and a reasonable profit allowance for our post acquisition selling efforts. To determine the value of the acquired property, plant, and equipment, we used various valuation methods, including both the market approach, which considers sales prices of similar assets in similar conditions (Level 2 valuation), and the cost approach, which considers the cost to replace the asset adjusted for depreciation (Level 3 valuation). We used various valuation methods including discounted cash flows to estimate the fair value of the identifiable intangible assets and deferred revenue (Level 3 valuation).

Goodwill and other intangible assets reflected above were determined to meet the criterion for recognition apart from tangible assets acquired and liabilities assumed. The goodwill is primarily attributable to expected synergies and the assembled workforce. The expected synergies for the Grass Valley acquisition primarily consist of cost savings from the ability to consolidate existing and acquired operating facilities and other support functions, as well as expanded access to the Broadcast market. Our estimated tax basis in the acquired goodwill is not significant. The intangible assets related to the acquisition consisted of the following:

	Fair Value	Amortization Period
	(In thousands)	(In years)
Intangible assets subject to amortization:
Developed technologies	$37,000	5.0
Customer relationships	27,000	15.0
Backlog	1,500	0.3

Total intangible assets subject to amortization	65,500

Intangible assets not subject to amortization:
Goodwill	131,070
Trademarks	22,000
In-process research and development	8,000

Total intangible assets not subject to amortization	161,070

Total intangible assets	$226,570

Weighted average amortization period		9.0

The amortizable intangible assets reflected in the table above were determined by us to have finite lives. The useful life for the developed technologies intangible asset was based on the estimated time that the technology provides us with a competitive advantage and thus approximates the period of consumption of the intangible asset. The useful life for the customer relationship intangible asset was based on our forecasts of customer turnover. The useful life of the backlog intangible asset was based on our estimate of when the ordered items would ship.

Trademarks have been determined by us to have indefinite lives and are not being amortized, based on our expectation that the trademarked products will generate cash flows for us for an indefinite period. We expect to maintain use of trademarks on existing products and introduce new products in the future that will also display the trademarks, thus extending their lives indefinitely. In-process research and development assets are considered indefinite-lived intangible assets until the completion or abandonment of the associated research and development efforts. Upon completion of the development process, we will make a determination of the useful life of the asset and begin amortizing the assets over that period. If the project is abandoned, we will write-off the asset at such time.

Our consolidated revenues and consolidated income (loss) from continuing operations before taxes for the year ended December 31, 2014 included $196.2 million and ($58.5) million, respectively, from Grass Valley. Our consolidated income from continuing operations before taxes for the year ended December 31, 2014 included $8.6 million of amortization of intangible assets and $6.9 million of cost of sales related to the adjustment of acquired inventory to fair value. We also recognized certain severance, restructuring, and acquisition integration costs in the 2014 related to Grass Valley. See Note 12.

The following table illustrates the unaudited pro forma effect on operating results as if the Grass Valley and ProSoft acquisitions had been completed as of January 1, 2013.

	Years ended December 31,
	2014	2013
	(In thousands, except per share data)
	(Unaudited)
Revenues	$2,401,200	$2,420,099
Income from continuing operations	67,956	66,874
Diluted income per share from continuing operations attributable to Belden stockholders	$1.54	$1.49

For purposes of the pro forma disclosures, the year ended December 31, 2013 includes nonrecurring expenses from the effects of purchase accounting, including the cost of sales arising from the adjustments of inventory to fair value of $8.3 million, amortization of the sales backlog intangible assets of $1.7 million, and Belden’s transaction costs of $1.6 million.

The above unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations would have been had we completed the acquisition on the date assumed, nor is it necessarily indicative of the results that may be expected in future periods. Pro forma adjustments exclude cost savings from any synergies resulting from the acquisition.

Softel Limited

We acquired Softel Limited (Softel) for $9.1 million, net of cash acquired, on January 25, 2013. Softel is a key technology supplier to the media sector with a portfolio of technologies well aligned with industry trends and growing demand. Softel is located in the United Kingdom. The results of Softel have been included in our Consolidated Financial Statements from January 25, 2013, and are reported within the Broadcast segment. The Softel acquisition was not material to our financial position or results of operations reported as of and for the year ended December 31, 2013.

Note 4: Discontinued Operations

In 2012, we sold our Thermax and Raydex cable business for $265.6 million in cash and recognized a pre-tax gain of $211.6 million ($124.7 million net of tax). At the time the transaction closed, we received $265.6 million in cash, subject to a working capital adjustment. In 2014, we recognized a $0.9 million ($0.6 million net of tax) loss from disposal of discontinued operations related to this business as a result of settling the working capital adjustment and other matters. In 2013, we recognized a $1.4 million loss from discontinued operations for income tax expense related to this disposed business.

In 2010, we completed the sale of Trapeze Networks, Inc. (Trapeze) for $152.1 million and recognized a pre-tax gain of $88.3 million ($44.8 million after-tax). At the time the transaction closed, we received $136.9 million in cash, and the remaining $15.2 million was placed in escrow as partial security for our indemnity obligations under the sale agreement. During 2013, we collected a partial settlement of $4.2 million from the escrow. During 2015, we agreed to a final settlement with the buyer of Trapeze regarding the escrow, and collected $3.5 million of the escrow receivable and recognized a $0.2 million ($0.1 million net of tax) loss from disposal of discontinued operations. Additionally, we recognized a $0.2 million net loss from discontinued operations for income tax expense related to this disposed business in 2015. In 2014, we recognized $0.6 million of income from discontinued operations due to the reversal of an uncertain tax position liability related to this disposed business.

Note 5: Operating Segments and Geographic Information

We are organized around five global business platforms: Broadcast, Enterprise Connectivity, Industrial Connectivity, Industrial IT, and Network Security. The Network Security platform was formed with our acquisition of Tripwire in January 2015. We have determined that each of the global business platforms represents a reportable segment.

To capitalize on the adoption of IP technology and accelerate our penetration of the commercial audio-video market, we transferred responsibility of audio-video cable and connectors from our Broadcast Solutions segment to our Enterprise Connectivity Solutions segment effective January 1, 2016. We have revised the prior period segment information to conform to the change in the composition of these reportable segments. This transfer had no impact to our reporting units for purposes of goodwill impairment testing.

The segments design, manufacture, and market a portfolio of signal transmission solutions for mission critical applications used in a variety of end markets, including broadcast, enterprise, and industrial. We sell the products manufactured by our segments principally through distributors or directly to systems integrators, original equipment manufacturers (OEMs), end-users, and installers.

Effective January 1, 2015, the key measures of segment profit or loss reviewed by our chief operating decision maker are Segment Revenues and Segment EBITDA. Segment Revenues represent non-affiliate revenues and include revenues that would have otherwise been recorded by acquired businesses as independent entities but were not recognized in our Consolidated Statements of Operations due to the effects of purchase accounting and the associated write-down of acquired deferred revenue to fair value. Segment EBITDA excludes certain items, including depreciation expense; amortization of intangibles; asset impairment; severance, restructuring, and acquisition integration costs; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory and deferred revenue to fair value; and other costs. We allocate corporate expenses to the segments for purposes of measuring Segment EBITDA. Corporate expenses are allocated on the basis of each segment’s relative EBITDA prior to the allocation. The prior period presentation has been updated accordingly.

Our measure of segment assets does not include cash, goodwill, intangible assets, deferred tax assets, or corporate assets. All goodwill is allocated to reporting units of our segments for purposes of impairment testing.

The results of our equity method investment in the Hirschmann JV are analyzed separately from the results of our operating segments, and they are not included in the corporate expense allocation.

Operating Segment Information

Broadcast Solutions	Years ended December 31,
	2015	2014	2013
	(In thousands)
Segment revenues	$739,970	$757,767	$501,560
Affiliate revenues	916	821	502
Segment EBITDA	113,638	116,966	86,649
Depreciation expense	16,295	15,854	17,786
Amortization of intangibles	49,812	49,562	44,828
Severance, restructuring, and acquisition integration costs	39,078	48,440	12,128
Purchase accounting effects of acquisitions	132	8,574	6,550
Deferred gross profit adjustments	2,446	10,777	11,337
Acquisition of property, plant and equipment	27,365	17,091	9,685
Segment assets	346,095	378,024	238,221

Enterprise Connectivity Solutions	Years ended December 31,
	2015	2014	2013
	(In thousands)
Segment revenues	$605,910	$626,614	$670,766
Affiliate revenues	5,322	8,467	9,823
Segment EBITDA	100,214	89,352	84,971
Depreciation expense	12,591	14,443	13,105
Amortization of intangibles	1,720	1,827	1,720
Severance, restructuring, and acquisition integration costs	723	3,435	400
Purchase accounting effects of acquisitions	52	608	—
Acquisition of property, plant and equipment	10,323	13,395	12,590
Segment assets	238,400	259,344	279,306

Industrial Connectivity Solutions	Years ended December 31,
	2015	2014	2013
	(In thousands)
Segment revenues	$603,350	$682,374	$680,643
Affiliate revenues	1,613	2,927	1,901
Segment EBITDA	99,941	106,097	104,655
Depreciation expense	11,235	11,145	10,308
Amortization of intangibles	3,154	1,236	1,085
Severance, restructuring, and acquisition integration costs	6,228	11,953	700
Purchase accounting effects of acquisitions	334	1,328	—
Acquisition of property, plant and equipment	8,836	10,053	14,496
Segment assets	231,265	255,997	259,400

Industrial IT Solutions	Years ended December 31,
	2015	2014	2013
	(In thousands)
Segment revenues	$244,303	$253,464	$231,521
Affiliate revenues	70	54	208
Segment EBITDA	43,253	47,927	45,719
Depreciation expense	2,293	2,294	2,449
Amortization of intangibles	5,859	5,801	3,170
Severance, restructuring, and acquisition integration costs	169	6,999	1,660
Purchase accounting effects of acquisitions	32	2,030	—
Acquisition of property, plant and equipment	2,039	1,903	2,020
Segment assets	55,285	67,417	56,658

Network Security Solutions	Years ended December 31,
	2015	2014	2013
	(In thousands)
Segment revenues	$167,050	$—	$—
Affiliate revenues	8	—	—
Segment EBITDA	44,620	—	—
Depreciation expense	4,137	—	—
Amortization of intangibles	43,246	—	—
Severance, restructuring, and acquisition integration costs	972	—	—
Purchase accounting effects of acquisitions	9,197	—	—
Deferred gross profit adjustments	50,430	—	—
Acquisition of property, plant and equipment	5,009	—	—
Segment assets	63,235	—	—

Total Segments	Years ended December 31,
	2015	2014	2013
	(In thousands)
Segment revenues	$2,360,583	$2,320,219	$2,084,490
Affiliate revenues	7,929	12,269	12,434
Segment EBITDA	401,666	360,342	321,994
Depreciation expense	46,551	43,736	43,648
Amortization of intangibles	103,791	58,426	50,803
Severance, restructuring, and acquisition integration costs	47,170	70,827	14,888
Purchase accounting effects of acquisitions	9,747	12,540	6,550
Deferred gross profit adjustments	52,876	10,777	11,337
Acquisition of property, plant and equipment	53,572	42,442	38,791
Segment assets	934,280	960,782	833,585

The following table is a reconciliation of the total of the reportable segments’ Revenues and EBITDA to consolidated revenues and consolidated income from continuing operations before taxes, respectively.

	Years Ended December 31,
	2015	2014	2013
	(In thousands)
Total Segment Revenues	$2,360,583	$2,320,219	$2,084,490
Deferred revenue adjustments (1)	(51,361)	(11,954)	(15,297)

Consolidated Revenues	$2,309,222	$2,308,265	$2,069,193

Total Segment EBITDA	$401,666	$360,342	$321,994
Amortization of intangibles	(103,791)	(58,426)	(50,803)
Deferred gross profit adjustments (1)	(52,876)	(10,777)	(11,337)
Severance, restructuring, and acquisition integration costs (2)	(47,170)	(70,827)	(14,888)
Depreciation expense	(46,551)	(43,736)	(43,648)
Purchase accounting effects related to acquisitions (3)	(9,747)	(12,540)	(6,550)
Income from equity method investment	1,770	3,955	8,922
Gain on sale of assets	—	—	1,278
Eliminations	(2,748)	(4,872)	(3,706)

Consolidated operating income	140,553	163,119	201,262
Interest expense, net	(100,613)	(81,573)	(72,601)
Loss on debt extinguishment	—	—	(1,612)

Consolidated income from continuing operations before taxes	$39,940	$81,546	$127,049

(1)	For the year ended December 31, 2015, both our consolidated revenues and gross profit were negatively impacted by the reduction of the acquired deferred revenue balance to fair value associated with our acquisition of Tripwire. See Note 3, Acquisitions.
(2)	See Note 12, Severance, Restructuring, and Acquisition Integration Activities, for details.
(3)	For the year ended December 31, 2015, we recognized $9.2 million of compensation expense related to the accelerated vesting of acquiree stock based compensation awards associated with our acquisition of Tripwire. In addition, we recognized $0.3 million of cost of sales related to the adjustment of acquired inventory to fair value related to our acquisition of Coast. For the year ended December 31, 2014, we recognized $8.3 million of cost of sales related to the adjustment of acquired inventory to fair value for our acquisitions of Grass Valley and ProSoft.

Below are reconciliations of other segment measures to the consolidated totals.

	Years Ended December 31,
	2015	2014	2013
	(In thousands)
Total segment assets	$934,280	$960,782	$833,585
Cash and cash equivalents	216,751	741,162	613,304
Goodwill	1,385,115	943,374	773,048
Intangible assets, less accumulated amortization	655,871	461,292	376,976
Deferred income taxes	34,295	60,652	54,801
Income tax receivable	3,787	4,953	12,169
Corporate assets	60,503	59,987	64,804

Total assets	$3,290,602	$3,232,202	$2,728,687

Total segment acquisition of property, plant and equipment	$53,572	$42,442	$38,791
Corporate acquisition of property, plant and equipment	1,397	3,017	1,418

Total acquisition of property, plant and equipment	$54,969	$45,459	$40,209

Geographic Information

The Company attributes foreign sales based on the location of the customer purchasing the product. The table below summarizes net sales and long-lived assets for the years ended December 31, 2015, 2014 and 2013 for the following countries: the U.S., Canada, China, and Germany. No other individual foreign country’s net sales or long-lived assets are material to the Company.

	United States	Canada	China	Germany	All Other	Total
	(In thousands, except percentages)
Year ended December 31, 2015
Revenues	$1,270,467	$170,522	$114,863	$103,106	$650,264	$2,309,222
Percent of total revenues	55%	7%	5%	4%	29%	100%
Long-lived assets	$188,032	$27,315	$62,794	$35,588	$64,434	$378,163
Year ended December 31, 2014
Revenues	$1,134,721	$194,149	$132,330	$120,297	$726,768	$2,308,265
Percent of total revenues	49%	8%	6%	5%	32%	100%
Long-lived assets	$169,080	$29,773	$70,574	$40,557	$70,727	$380,711
Year ended December 31, 2013
Revenues	$1,032,190	$195,387	$126,461	$108,745	$606,410	$2,069,193
Percent of total revenues	50%	9%	6%	5%	30%	100%
Long-lived assets	$152,199	$27,458	$76,949	$45,702	$59,275	$361,583

Major Customer

Revenues generated from sales to the distributor Anixter International Inc., primarily in the Industrial Connectivity and Enterprise Connectivity segments, were $281.9 million (12% of revenues), $290.5 million (13% of revenues), and $289.9 million (14% of revenues) for 2015, 2014, and 2013, respectively. At December 31, 2015, we had $31.1 million in accounts receivable outstanding from Anixter International Inc. This represented approximately 8% of our total accounts receivable outstanding at December 31, 2015.

Note 6: Noncontrolling Interest

In 2015, we entered into a joint venture agreement with Shanghai Hi-Tech Control System Co, Ltd (Hite). The purpose of the joint venture is to develop and provide certain Industrial IT products and integrated solutions to customers in China. Belden and Hite contributed $1.53 million and $1.47 million, respectively, to the joint venture in 2015, reflecting ownership percentages of 51% and 49%, respectively. Belden and Hite are committed to fund an additional $1.53 million and $1.47 million to the joint venture in the future. The joint venture is determined to not have sufficient equity at risk; therefore, it is considered a variable interest entity. We have determined that Belden is the primary beneficiary of the joint venture, due to both our ownership percentage and our control over the activities of the joint venture that most significantly impact its economic performance based on the terms of the joint venture agreement with Hite. Because Belden is the primary beneficiary of the joint venture, we have consolidated the joint venture in our financial statements. The results of the joint venture attributable to Hite’s ownership are presented as net loss attributable to noncontrolling interest in the consolidated statements of operations. The joint venture is not material to our consolidated financial statements as of or for the year ended December 31, 2015.

Note 7: Income Per Share

The following table presents the basis of the income per share computation:

	Years Ended December 31,
	2015	2014	2013
	(In thousands)
Numerator for basic and diluted income per share:
Income from continuing operations	$66,508	$74,432	$104,734
Less: Net loss attributable to noncontrolling interest	(24)	—	—

Income from continuing operations attribuable to Belden stockholders	66,532	74,432	104,734
Income (loss) from discontinued operations, net of tax, attributable to Belden stockholders	(242)	579	(1,421)
Loss from disposal of discontinued operations, net of tax, attributable to Belden stockholders	(86)	(562)	—

Net income attributable to Belden stockholders	$66,204	$74,449	$103,313

Denominator:
Weighted average shares outstanding, basic	42,390	43,273	43,871
Effect of dilutive common stock equivalents	563	724	866

Weighted average shares outstanding, diluted	42,953	43,997	44,737

For the years ended December 31, 2015, 2014, and 2013, diluted weighted average shares outstanding do not include outstanding equity awards of 0.4 million, 0.2 million, and 0.2 million, respectively, because to do so would have been anti-dilutive.

For purposes of calculating basic earnings per share, unvested restricted stock units are not included in the calculation of basic weighted average shares outstanding until all necessary conditions have been satisfied and issuance of the shares underlying the restricted stock units is no longer contingent. Necessary conditions are not satisfied until the vesting date, at which time holders of our restricted stock units receive shares of our common stock.

For purposes of calculating diluted earnings per share, unvested restricted stock units are included to the extent that they are dilutive. In determining whether unvested restricted stock units are dilutive, each issuance of restricted stock units is considered separately.

Once a restricted stock unit has vested, it is included in the calculation of both basic and diluted weighted average shares outstanding.

Note 8: Inventories

The major classes of inventories were as follows:

	December 31,
	2015	2014
	(In thousands)
Raw materials	$92,929	$106,955
Work-in-process	27,730	31,611
Finished goods	97,814	121,655

Gross inventories	218,473	260,221
Excess and obsolete reserves	(22,531)	(31,823)

Net inventories	$195,942	$228,398

Note 9: Property, Plant and Equipment

The carrying values of property, plant and equipment were as follows:

	December 31,
	2015	2014
	(In thousands)
Land and land improvements	$29,235	$31,879
Buildings and leasehold improvements	135,154	131,534
Machinery and equipment	483,773	472,543
Computer equipment and software	112,888	96,546
Construction in process	28,274	33,726

Gross property, plant and equipment	789,324	766,228
Accumulated depreciation	(478,695)	(449,843)

Net property, plant and equipment	$310,629	$316,385

Disposals

During 2015, we sold certain property, plant and equipment of the Industrial Connectivity segment for $0.4 million and recognized a $0.3 million loss on the sale.

During 2014, we sold certain property, plant and equipment of the Broadcast segment for $1.9 million. There was no gain or loss on the sale.

During 2013, we sold certain real estate of the Broadcast segment for $1.0 million and recognized a $0.3 million loss on the sale. We also sold certain real estate of the Enterprise Connectivity segment for $2.1 million. There was no gain or loss on the sale.

Impairment

We did not recognize any impairment losses in 2015, 2014, or 2013.

Depreciation Expense

We recognized depreciation expense in income from continuing operations of $46.6 million, $43.7 million, and $43.6 million in 2015, 2014, and 2013, respectively.

Note 10: Intangible Assets

The carrying values of intangible assets were as follows:

	December 31, 2015			December 31, 2014
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
					(In thousands)
Goodwill	$1,385,115	$—	$1,385,115	$943,374	$—	$943,374

Definite-lived intangible assets subject to amortization:
Customer relationships	$309,573	$(61,641)	$247,932	$261,914	$(46,457)	$215,457
Developed technology	416,817	(170,576)	246,241	213,017	(102,996)	110,021
Trademarks	19,417	(7,255)	12,162	19,438	(3,687)	15,751
Backlog	12,559	(12,559)	—	10,406	(9,627)	779
In-service research and development	14,238	(4,723)	9,515	10,340	(2,777)	7,563

Total intangible assets subject to amortization	772,604	(256,754)	515,850	515,115	(165,544)	349,571
Indefinite-lived intangible assets not subject to amortization:
Trademarks	129,671	—	129,671	103,040	—	103,040
In-process research and development	10,350	—	10,350	8,681	—	8,681

Total intangible assets not subject to amortization	140,021	—	140,021	111,721	—	111,721

Intangible assets	$912,625	$(256,754)	$655,871	$626,836	$(165,544)	$461,292

Segment Allocation of Goodwill and Trademarks

The changes in the carrying amount of goodwill assigned to reporting units in our reportable segments are as follows:

			Industrial	Industrial	Network
	Broadcast	Enterprise	Connectivity	IT	Security	Consolidated
	(In thousands)
Balance at December 31, 2013	$443,233	$73,278	$187,975	$68,562	$—	$773,048
Acquisitions and purchase accounting adjustments	119,918	—	16,442	56,194	—	192,554
Translation impact	(12,789)	—	(4,364)	(5,075)	—	(22,228)

Balance at December 31, 2014	$550,362	$73,278	$200,053	$119,681	$—	$943,374

Acquisitions and purchase accounting adjustments	11,481	—	1,614	730	462,215	476,040
Translation impact	(25,455)	—	(4,948)	(3,896)	—	(34,299)

Balance at December 31, 2015	$536,388	$73,278	$196,719	$116,515	$462,215	$1,385,115

The changes in the carrying amount of indefinite-lived trademarks are as follows:

			Industrial	Industrial	Network
	Broadcast	Enterprise	Connectivity	IT	Security	Consolidated
	(In thousands)
Balance at December 31, 2013	$66,064	$4,063	$12,193	$9,690	$—	$92,010
Reclassify to definite-lived	(2,700)	—	—	(3,900)	—	(6,600)
Acquisitions and purchase accounting adjustments	22,000	—	—	—	—	22,000
Translation impact	(2,244)	—	(1,449)	(677)	—	(4,370)

Balance at December 31, 2014	$83,120	$4,063	$10,744	$5,113	$—	$103,040

Acquisitions and purchase accounting adjustments	—	—	—	—	31,000	31,000
Translation impact	(2,198)	—	(1,654)	(517)	—	(4,369)

Balance at December 31, 2015	$80,922	$4,063	$9,090	$4,596	$31,000	$129,671

Impairment

The annual measurement date for our goodwill and indefinite-lived intangible assets impairment test is our fiscal November month-end. For our 2015 goodwill impairment test, we performed a quantitative assessment for four of our reporting units and determined the estimated fair values of our reporting units by calculating the present values of their estimated future cash flows. We determined that the fair values of the reporting units were substantially in excess of the carrying values; therefore, we did not record any goodwill impairment for the four reporting units. We performed a qualitative assessment for the remaining six of our reporting units, and we determined that it was more likely than not that the fair value was greater than the carrying value. Therefore, we did not record any goodwill impairment for the six reporting units. We also did not recognize any goodwill impairment in 2014 or 2013 based on the results of our annual goodwill impairment testing.

Similar to the quantitative goodwill impairment test, we determined the estimated fair values of our indefinite-lived trademarks by calculating the present values of the estimated cash flows (using Level 3 inputs)

attributable to the respective trademarks. We did not recognize any trademark impairment charges in 2015, 2014, or 2013.

Amortization Expense

We recognized amortization expense in income from continuing operations of $103.8 million, $58.4 million, and $50.8 million in 2015, 2014, and 2013, respectively. We expect to recognize annual amortization expense of $95.1 million in 2016, $86.2 million in 2017, $71.0 million in 2018, $62.5 million in 2019, and $47.1 million in 2020 related to our intangible assets balance as of December 31, 2015.

The weighted-average amortization period for our customer relationships, developed technology, trademarks, and in-service research and development is 18.8 years, 5.3 years, 5.0 years, and 4.6 years, respectively.

Note 11: Accounts Payable and Accrued Liabilities

The carrying values of accounts payable and accrued liabilities were as follows:

	December 31,
	2015	2014
	(In thousands)
Accounts payable	$223,514	$272,439
Current deferred revenue	101,460	45,139
Wages, severance and related taxes	86,389	70,256
Accrued rebates	29,997	31,506
Employee benefits	27,482	25,158
Accrued interest	25,188	26,741
Other (individual items less than 5% of total current liabilities)	52,733	49,272

Accounts payable and accrued liabilities	$546,763	$520,511

The majority of our accounts payable balance is due to trade creditors. Our accounts payable balance as of December 31, 2015 and 2014 included $11.8 million and $14.7 million, respectively, of amounts due to banks under a commercial acceptance draft program. All accounts payable outstanding under the commercial acceptance draft program are expected to be settled within one year.

See further discussion of the accrued severance balance in Note 12 below.

Note 12: Severance, Restructuring, and Acquisition Integration Activities

Industrial Restructuring Program: 2015

Both our Industrial Connectivity and Industrial IT segments have been negatively impacted by a decline in sales volume. Global demand for industrial products has been negatively impacted by the strengthened U.S. dollar and lower energy prices. Our customers have reduced capital spending in response to these conditions, and we expect these conditions to continue to impact our industrial segments. In response to these current industrial market conditions, we began to execute a restructuring program in the fourth fiscal quarter of 2015 to further reduce our cost structure. We recognized approximately $3.3 million of severance and other restructuring costs for this program during 2015. We expect to incur approximately $9 million of additional severance and other restructuring costs for this program, the majority of which will be incurred in the first fiscal quarter of 2016. We expect the restructuring program to generate approximately $18 million of savings on an annualized basis, which we expect to begin to realize in the first fiscal quarter of 2016.

Grass Valley Restructuring Program: 2015

Our Broadcast segment has been negatively impacted by a decline in sales volume for our broadcast technology infrastructure products sold by our Grass Valley brand. Outside of the U.S., demand for these products has been impacted by the relative price increase of our products due to the strengthened U.S. dollar as well as the impact of weaker economic conditions which have resulted in lower capital spending. Within the U.S., demand for these products has been impacted by deferred capital spending. We believe broadcast customers have deferred their capital spending as they navigate through a number of important industry transitions and a changing media landscape. In response to these current broadcast market conditions, we began to execute a restructuring program beginning in the third fiscal quarter of 2015 to further reduce our cost structure. We recognized approximately $25.4 million of severance and other restructuring costs for this program during 2015. We expect to incur approximately $4 million of additional severance and other restructuring costs for this program, the majority of which will be incurred in the first fiscal quarter of 2016. We expect the restructuring program to generate approximately $30 million of savings on an annualized basis, which we began to realize in the fourth fiscal quarter of 2015.

Productivity Improvement Program and Acquisition Integration: 2014-2015

In 2014, we began a productivity improvement program and the integration of our acquisition of Grass Valley. The productivity improvement program focused on improving the productivity of our sales, marketing, finance, and human resources functions relative to our peers. The majority of the costs for the productivity improvement program related to the Industrial Connectivity, Enterprise, and Industrial IT segments. We expected the productivity improvement program to reduce our operating expenses by approximately $18 million on an annualized basis, and we are substantially realizing such benefits. The restructuring and integration activities related to our acquisition of Grass Valley focused on achieving desired cost savings by consolidating existing and acquired operating facilities and other support functions. The Grass Valley costs related to our Broadcast segment. We substantially completed the productivity improvement program and the integration activities in the second fiscal quarter of 2015.

In 2015, we recorded severance, restructuring, and integration costs of $18.5 million related to these two significant programs, as well as other cost reduction actions and the integration of our acquisitions of ProSoft, Coast, and Tripwire. We recorded $70.8 million of such costs in 2014.

Other Programs: 2013

During 2013, we recorded severance, restructuring, and acquisition integration costs of $14.9 million. The majority of these costs were recorded in our Broadcast segment. These costs were incurred primarily as a result of facility consolidation in New York for recently acquired locations and other acquisition integration activities. These activities were in connection with our integration activities for the 2012 acquisition of PPC Broadband, Inc.

The following tables summarize the costs by segment of the various programs described above:

Year Ended December 31, 2015	Severance	Other Restructuring and Integration Costs	Total Costs
	(In thousands)
Broadcast Solutions	$16,694	$22,384	$39,078
Enterprise Connectivity Solutions	(186)	909	723
Industrial Connectivity Solutions	3,309	2,919	6,228
Industrial IT Solutions	(728)	897	169
Network Security Solutions	12	960	972

Total	$19,101	$28,069	$47,170

Year Ended December 31, 2014
Broadcast Solutions	$19,908	$28,532	$48,440
Enterprise Connectivity Solutions	2,300	1,135	3,435
Industrial Connectivity Solutions	9,732	2,221	11,953
Industrial IT Solutions	5,314	1,685	6,999

Total	$37,254	$33,573	$70,827

Year Ended December 31, 2013
Broadcast Solutions	$4,112	$8,016	$12,128
Enterprise Connectivity Solutions	—	400	400
Industrial Connectivity Solutions	—	700	700
Industrial IT Solutions	1,318	342	1,660

Total	$5,430	$9,458	$14,888

The other restructuring and integration costs in 2015 and 2014 primarily consisted of costs of integrating manufacturing operations, such as relocating inventory on a global basis, retention bonuses, relocation, travel, reserves for inventory obsolescence as a result of product line integration, costs to consolidate operating and support facilities, and other costs. The other restructuring and integration costs in 2013 included relocation, equipment transfer, and other costs. The majority of the other restructuring and integration costs related to these actions were paid as incurred or are payable within the next 60 days.

Of the total severance, restructuring, and acquisition integration costs recognized during 2015, $9.4 million, $31.7 million, and $6.1 million were included in cost of sales; selling, general and administrative expenses; and research and development, respectively. Of the total severance, restructuring, and acquisition integration costs recognized during 2014, $20.7 million, $46.5 million, and $3.6 million were included in cost of sales; selling, general and administrative expenses; and research and development, respectively. Of the total severance and other restructuring costs recognized during 2013, $7.1 million, $6.5 million, and $1.3 million were included in cost of sales; selling, general and administrative expenses; and research and development, respectively.

We continue to review our business strategies and evaluate potential new restructuring actions. This could result in additional restructuring costs in future periods.

Accrued Severance

The table below sets forth severance activity that occurred for the four significant programs described above. The balances are included in accrued liabilities.

	Productivity	Grass	Grass
	Improvement	Valley	Valley	Industrial
	Program	Integration	Restructuring	Restructuring
	(In thousands)
Balance at December 31, 2014	$7,141	$5,579	$—	$—
New charges	887	2,165	—	—
Cash payments	(1,455)	(2,370)	—	—
Foreign currency translation	(408)	(302)	—	—
Other adjustments	(170)	—	—	—

Balance at March 29, 2015	$5,995	$5,072	$—	$—

New charges	22	—	—	—
Cash payments	(1,268)	(1,709)	—	—
Foreign currency translation	97	10	—	—
Other adjustments	—	(1,590)	—	—

Balance at June 28, 2015	$4,846	$1,783	$—	$—

New charges	99	—	11,978	—
Cash payments	(987)	(946)	(755)	—
Foreign currency translation	(29)	—	—	—

Balance at September 27, 2015	$3,929	$837	$11,223	$—

New charges	—	—	3,960	2,728
Cash payments	(831)	(397)	(2,979)	(282)
Foreign currency translation	(64)	(27)	(119)	15
Other adjustments	(818)	—	—	182

Balance at December 31, 2015	$2,216	$413	$12,085	$2,643

The other adjustments in the three months ended March 29, 2015 and June 28, 2015 were the result of changes in estimates. We experienced higher than expected voluntary turnover, and as a result, certain approved severance actions were not taken. The other adjustments in the three months ended December 31, 2015 were changes in estimates, as actual amounts paid were less than estimated.

We expect the remaining amounts of these liabilities to be paid during 2016.

Note 13: Long-Term Debt and Other Borrowing Arrangements

The carrying values of our long-term debt and other borrowing arrangements were as follows:

	December 31,
	2015	2014
	(In thousands)
Revolving credit agreement due 2018	$50,000	$—
Variable rate term loan due 2020	243,965	246,375
Senior subordinated notes:
5.25% Senior subordinated notes due 2024	200,000	200,000
5.50% Senior subordinated notes due 2023	553,835	616,326
5.50% Senior subordinated notes due 2022	700,000	700,000
9.25% Senior subordinated notes due 2019	5,221	5,221

Total senior subordinated notes	1,459,056	1,521,547

Total gross debt and other borrowing arrangements	1,753,021	1,767,922
Less unamortized debt issuance costs	(25,239)	(28,468)

Total net debt and other borrowing arrangements	1,727,782	1,739,454
Less current maturities of Term Loan	(2,500)	(2,500)

Long-term debt	$1,725,282	$1,736,954

Revolving Credit Agreement due 2018

Our revolving credit agreement provides a $400 million multi-currency asset-based revolving credit facility (the Revolver). The borrowing base under the Revolver includes eligible accounts receivable; inventory; and property, plant and equipment of certain of our subsidiaries in the U.S., Canada, Germany, the Netherlands, and the UK. In January 2015, we borrowed $200.0 million under the Revolver in order to fund a portion of the purchase price for the acquisition of Tripwire (see Note 3). In the fourth fiscal quarter, we repaid $150.0 million of the Revolver borrowings, and as of December 31, 2015, we had $50.0 million remaining borrowings outstanding under the Revolver. As of December 31, 2015, our available borrowing capacity was $242.5 million. The Revolver matures in 2018. Interest on outstanding borrowings is variable, based upon LIBOR or other similar indices in foreign jurisdictions, plus a spread that ranges from 1.25% - 1.75%, depending upon our leverage position. The interest rate as of December 31, 2015 was 2.13%. We pay a commitment fee on our available borrowing capacity of 0.375%. In the event we borrow more than 90% of our borrowing base, we are subject to a fixed charge coverage ratio covenant.

Variable Rate Term Loan due 2020

In 2013, we borrowed $250.0 million under a Term Loan Credit Agreement (the Term Loan). The Term Loan is secured on a second lien basis by the assets securing the Revolving Credit Agreement due 2018 discussed above and on a first lien basis by the stock of certain of our subsidiaries. The borrowings under the Term Loan are scheduled to mature in 2020 and require quarterly amortization payments of approximately $0.6 million. Interest under the Term Loan is variable, based upon the three-month LIBOR plus an applicable spread. The interest rate as of December 31, 2015 was 3.25%. We paid approximately $3.9 million of fees associated with the Term Loan, which are being amortized over the life of the Term Loan using the effective interest method.

Senior Subordinated Notes

In June 2014, we issued $200.0 million aggregate principal amount of 5.25% senior subordinated notes due 2024 (the 2024 Notes). The 2024 Notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The 2024 Notes rank equal in right of payment with our senior subordinated notes due 2023,

2022, and 2019 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Term Loan and Revolver. Interest is payable semiannually on January 15 and July 15 of each year. We paid approximately $4.2 million of fees associated with the issuance of the 2024 Notes, which are being amortized over the life of the 2024 Notes using the effective interest method. We used the net proceeds from the transaction for general corporate purposes.

In March 2013, we issued €300.0 million ($388.2 million at issuance) aggregate principal amount of 5.5% senior subordinated notes due 2023 (the 2023 Notes). In November 2014, we issued an additional €200.0 million ($247.5 million at issuance) aggregate principal amount of 2023 Notes. The carrying value of the 2023 Notes as of December 31, 2015 is $553.8 million. The 2023 Notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The notes rank equal in right of payment with our senior subordinated notes due 2024, 2022, and 2019 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Term Loan and Revolver. Interest is payable semiannually on April 15 and October 15 of each year. We paid $12.7 million of fees associated with the issuance of the 2023 Notes, which are being amortized over the life of the notes using the effective interest method. We used the net proceeds from the transactions to repay amounts outstanding under the revolving credit component of our previously outstanding Senior Secured Facility and for general corporate purposes.

We have outstanding $700.0 million aggregate principal amount of 5.5% senior subordinated notes due 2022 (the 2022 Notes). The 2022 Notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The 2022 Notes rank equal in right of payment with our senior subordinated notes due 2024, 2023, and 2019, and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Term Loan and Revolver. Interest is payable semiannually on March 1 and September 1 of each year.

We have outstanding $5.2 million aggregate principal amount of our senior subordinated notes due 2019 (the 2019 Notes). The 2019 Notes have a coupon interest rate of 9.25% and an effective interest rate of 9.75%. The interest on the 2019 Notes is payable semiannually on June 15 and December 15. The 2019 notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The notes rank equal in right of payment with our senior subordinated notes due 2024, 2023, and 2022, and with any future senior subordinated debt, and are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Term Loan and Revolver.

The senior subordinated notes due 2019, 2022, 2023, and 2024 are redeemable currently and after September 1, 2017, April 15, 2018, and July 15, 2019, respectively, at the following redemption prices as a percentage of the face amount of the notes:

Senior Subordinated Notes due
2019		2022		2023		2024
Year	Percentage	Year	Percentage	Year	Percentage	Year	Percentage
2016	101.542%	2017	102.750%	2018	102.750%	2019	102.625%
2017 and thereafter	100.000%	2018	101.833%	2019	101.833%	2020	101.750%
		2019	100.917%	2020	100.917%	2021	100.875%
		2020 and thereafter	100.000%	2021 and thereafter	100.000%	2022 and thereafter	100.000%

Fair Value of Long-Term Debt

The fair value of our senior subordinated notes as of December 31, 2015 was approximately $1,416.6 million based on quoted prices of the debt instruments in inactive markets (Level 2 valuation). This amount represents the fair values of our senior subordinated notes with a carrying value of $1,459.1 million as of December 31, 2015. We believe the fair value of our Term Loan and the balance outstanding under our Revolver approximate book value.

Maturities

Maturities on outstanding long-term debt and other borrowings during each of the five years subsequent to December 31, 2015 are as follows (in thousands):

2016	$2,500
2017	2,500
2018	52,500
2019	7,721
2020	233,965
Thereafter	1,453,835

$1,753,021

Note 14: Income Taxes

	Years ended December 31,
	2015	2014	2013
	(In thousands)
Income (loss) from continuing operations before taxes:
United States operations	$(6,924)	$14,042	$31,678
Foreign operations	46,864	67,504	95,371

Income from continuing operations before taxes	$39,940	$81,546	$127,049

Income tax expense (benefit):
Currently payable
United States federal	$—	$6,701	$(4,493)
United States state and local	1,789	1,617	(26)
Foreign	17,317	16,592	21,377

	19,106	24,910	16,858
Deferred
United States federal	(23,709)	(9,662)	3,575
United States state and local	(2,257)	(746)	1,593
Foreign	(19,708)	(7,388)	289

	(45,674)	(17,796)	5,457

Income tax expense (benefit)	$(26,568)	$7,114	$22,315

In addition to the above income tax expense (benefit) associated with continuing operations, we also recorded income tax expense (benefit) associated with discontinued operations of $0.2 million, ($0.9 million), and $1.4 million in 2015, 2014, and 2013, respectively.

	Years Ended December 31,
	2015	2014	2013
Effective income tax rate reconciliation from continuing operations:
United States federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes	(2.6%)	0.8%	1.5%
Impact of change in tax contingencies	(4.2%)	(7.1%)	3.8%
Foreign income tax rate differences	(8.4%)	(17.6%)	(12.1%)
Impact of change in deferred tax asset valuation allowance	(28.6%)	4.7%	(0.6%)
Domestic permanent differences & tax credits	(57.7%)	(7.1%)	(10.0%)

	(66.5%)	8.7%	17.6%

In 2015, the most significant difference between the U.S. federal statutory tax rate and our effective tax rate was the impact of domestic permanent differences and tax credits. We recognized a total income tax benefit from domestic permanent differences and tax credits of $23.0 million in 2015. Approximately $18.0 million of that benefit stems from being able to recognize a significant balance of foreign tax credits related to one of our foreign jurisdictions as a result of implementing a tax planning strategy, net of the U.S. income tax consequences. We were also able to recognize other foreign tax credits and research and development tax credits in 2015, which represented the remaining $5.0 million of tax benefit from domestic permanent differences and tax credits.

An additional significant factor impacting the income tax benefit for 2015 was the reduction of a deferred tax valuation allowance related to certain net operating loss carryforwards in one of our foreign jurisdictions. Based on implemented tax planning strategies, the net operating loss carryforwards have become fully realizable, and we realized a net tax benefit of $11.4 million related to changes in the valuation allowance.

In 2015, 2014, and 2013, a significant difference between the U.S. federal statutory tax rate and our effective tax rate was the impact of foreign tax rate differences. The statutory tax rates associated with our foreign earnings are generally lower than the statutory U.S. tax rate of 35%. The foreign tax rate differences are most significant in Germany, Canada, and the Netherlands, which have statutory tax rates of approximately 28%, 26%, and 25%, respectively. Foreign tax rate differences resulted in an income tax benefit of $3.4 million, $14.4 million, and $15.4 million in 2015, 2014, and 2013, respectively. Additionally, in 2015 and 2014, our income tax expense was reduced by $2.5 million and $2.0 million, respectively, due to a tax holiday for our operations in St. Kitts. The tax holiday in St. Kitts is scheduled to expire in 2022.

	December 31,
	2015	2014
	(In thousands)
Components of deferred income tax balances:
Deferred income tax liabilities:
Plant, equipment, and intangibles	$(203,736)	$(90,413)
Deferred income tax assets:
Postretirement, pensions, and stock compensation	32,831	34,656
Reserves and accruals	44,345	44,809
Net operating loss and tax credit carryforwards	231,892	217,902
Valuation allowances	(117,071)	(157,317)

	191,997	140,050

Net deferred income tax asset (liability)	$(11,739)	$49,637

The increase in deferred income tax liabilities during 2015 is primarily due to the acquisition of Tripwire; see further discussion in Note 3. The decrease in our deferred tax valuation allowance is primarily due to certain net operating loss carryforwards becoming fully realizable, as discussed above, as well as the impact of foreign currency translation. The deferred tax valuation allowance also decreased due to a reduction in both the estimated amount of acquired deferred tax assets and the related valuation allowance for our 2014 acquisition of Grass Valley.

As of December 31, 2015, we had $606.6 million of net operating loss carryforwards and $85.9 million of tax credit carryforwards. Unless otherwise utilized, net operating loss carryforwards will expire upon the filing of the tax returns for the following respective years: $24.4 million in 2015, $27.1 million in 2016, $17.0 million in 2017, $27.6 million between 2018 and 2020, and $169.9 million between 2021 and 2035. Net operating losses with an indefinite carryforward period total $340.6 million. Of the $606.6 million in net operating loss carryforwards, we have determined, based on the weight of all available evidence, both positive and negative, that we will utilize $206.8 million of these net operating loss carryforwards within their respective expiration periods.

Unless otherwise utilized, tax credit carryforwards of $85.9 million will expire as follows: $27.7 million between 2018 and 2020, and $51.8 million between 2021 and 2035. Tax credit carryforwards with an indefinite carryforward period total $6.4 million. We have determined, based on the weight of all available evidence, both positive and negative, that we will utilize $83.6 million of these tax credit carryforwards within their respective expiration periods.

The following tables summarize our net operating loss carryforwards and tax credit carryforwards as of December 31, 2015 by jurisdiction:

Net Operating Loss Carryforwards
(In thousands)
France	$244,105
United States - various states	202,985
Germany	63,576
Netherlands	24,583
Japan	24,412
Australia	13,027
Other	33,913

Total	$606,601

Tax Credit Carryforwards
(In thousands)
United States	$68,189
Canada	17,679

Total	$85,868

It is our practice and intention to reinvest the earnings of our non-U.S. subsidiaries in those operations. As a result, as of December 31, 2015, we have not made a provision for U.S. or additional foreign withholding taxes on approximately $611.1 million of the undistributed earnings of foreign subsidiaries that are considered permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practical to estimate the amount of the deferred tax liability related to investments in these foreign subsidiaries that would be payable if we were not indefinitely reinvested.

In 2015, we recognized a net $2.8 million decrease to reserves for uncertain tax positions. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	2015	2014
	(In thousands)
Balance at beginning of year	$10,057	$18,639
Additions based on tax positions related to the current year	544	663
Additions for tax positions of prior years	638	73
Reductions for tax positions of prior years - Settlement	(3,765)	(7,907)
Reduction for tax positions of prior years - Statute of limitations	(181)	(1,411)

Balance at end of year	$7,293	$10,057

The majority of the reductions for tax positions of prior years relates to the settlement of income tax audits in both domestic and foreign jurisdictions. The balance of $7.3 million at December 31, 2015, reflects tax positions that, if recognized, would impact our effective tax rate.

As of December 31, 2015, we believe it is reasonably possible that $2.7 million of unrecognized tax benefits will change within the next twelve months primarily attributable to the expected completion of tax audits in foreign jurisdictions.

Our practice is to recognize interest and penalties related to uncertain tax positions in interest expense and operating expenses, respectively. During 2015, we did not recognize any interest expense related to uncertain tax positions. During 2014 and 2013, we recognized approximately ($1.1) million and $1.7 million, respectively, in interest expense (reduction of interest expense). We have approximately $1.4 million and $1.7 million accrued for the payment of interest and penalties as of December 31, 2015 and 2014, respectively.

Our federal, state, and foreign income tax returns for the tax years 2010 and later remain subject to examination by the Internal Revenue Service and by various state and foreign tax authorities.

Note 15: Pension and Other Postretirement Benefits

We sponsor defined benefit pension plans and defined contribution plans that cover substantially all employees in Canada, the Netherlands, the United Kingdom, the U.S., and certain employees in Germany. Grass Valley, which was acquired in 2014, also sponsors defined benefit plans and defined contribution plans that cover substantially all employees in the U.S., as well as certain employees in France and Japan. We closed the U.S. defined benefit pension plan to new entrants effective January 1, 2010. Employees who were not active participants in the U.S. defined benefit pension plan on December 31, 2009, are not eligible to participate in the plan. Annual contributions to retirement plans equal or exceed the minimum funding requirements of applicable local regulations. The assets of the funded pension plans we sponsor are maintained in various trusts and are invested primarily in equity and fixed income securities.

Benefits provided to employees under defined contribution plans include cash contributions by the Company based on either hours worked by the employee or a percentage of the employee’s compensation. Defined contribution expense for 2015, 2014, and 2013 was $12.6 million, $11.8 million, and $11.1 million, respectively.

We sponsor unfunded postretirement medical and life insurance benefit plans for certain of our employees in Canada and the U.S. The medical benefit portion of the U.S. plan is only for employees who retired prior to 1989 as well as certain other employees who were near retirement and elected to receive certain benefits.

The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets as well as a statement of the funded status and balance sheet reporting for these plans.

	Pension Benefits		Other Benefits
Years Ended December 31,	2015	2014	2015	2014
	(In thousands)
Change in benefit obligation:
Benefit obligation, beginning of year	$(300,339)	$(258,423)	$(39,169)	$(46,614)
Service cost	(5,505)	(5,453)	(52)	(49)
Interest cost	(9,116)	(10,757)	(1,301)	(1,647)
Participant contributions	(109)	(109)	(5)	(7)
Actuarial gain (loss)	12,108	(28,971)	1,720	4,392
Acquisitions	—	(25,283)	—	—
Settlements	1,579	—	—	—
Curtailments	128	359	—	—
Foreign currency exchange rate changes	12,132	13,708	4,691	2,704
Benefits paid	13,917	14,590	1,803	2,052

Benefit obligation, end of year	$(275,205)	$(300,339)	$(32,313)	$(39,169)

	Pension Benefits		Other Benefits
Years Ended December 31,	2015	2014	2015	2014
	(In thousands)
Change in plan assets:
Fair value of plan assets, beginning of year	$216,754	$198,367	$—	$—
Actual return on plan assets	2,569	20,223	—	—
Employer contributions	5,706	7,992	1,798	2,045
Plan participant contributions	109	109	5	7
Acquisitions	—	9,360	—	—
Settlements	(1,579)	—	—	—
Foreign currency exchange rate changes	(5,270)	(4,707)	—	—
Benefits paid	(13,917)	(14,590)	(1,803)	(2,052)

Fair value of plan assets, end of year	$204,372	$216,754	$—	$—

Funded status, end of year	$(70,833)	$(83,585)	$(32,313)	$(39,169)
Amounts recongized in the balance sheets:
Prepaid benefit cost	$7,219	$5,689	$—	$—
Accrued benefit liability (current)	(3,173)	(3,628)	(1,962)	(2,188)
Accrued benefit liability (noncurrent)	(74,879)	(85,646)	(30,351)	(36,981)

Net funded status	$(70,833)	$(83,585)	$(32,313)	$(39,169)

The accumulated benefit obligation for all defined benefit pension plans was $272.5 million and $296.4 million at December 31, 2015 and 2014, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with an accumulated benefit obligation in excess of plan assets were $228.3 million, $225.4 million, and $150.2 million, respectively, as of December 31, 2015, and were $247.5 million, $243.9 million, and $158.2 million, respectively, as of December 31, 2014. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with an accumulated benefit obligation less than plan assets were $46.9 million, $47.1 million, and $54.1 million, respectively, as of December 31, 2015, and were $52.8 million, $52.5 million, and $58.5 million, respectively, as of December 31, 2014.

The following table provides the components of net periodic benefit costs for the plans.

	Pension Benefits			Other Benefits
Years Ended December 31,	2015	2014	2013	2015	2014	2013
	(In thousands)
Components of net periodic benefit cost:
Service cost	$5,505	$5,453	$5,554	$52	$49	$125
Interest cost	9,116	10,757	9,310	1,301	1,647	1,910
Expected return on plan assets	(12,518)	(12,468)	(11,066)	—	—	—
Amortization of prior service credit	(44)	(48)	(54)	(87)	(100)	(108)
Curtailment gain	(128)	(359)	—	—	—	—
Settlement loss	128	—	—	—	—	—
Net loss recognition	5,082	4,154	6,388	328	315	932

Net periodic benefit cost	$7,141	$7,489	$10,132	$1,594	$1,911	$2,859

The following table presents the assumptions used in determining the benefit obligations and the net periodic benefit cost amounts.

	Pension Benefits		Other Benefits
Years Ended December 31,	2015	2014	2015	2014
Weighted average assumptions for benefit obligations at year end:
Discount rate	3.6%	3.2%	4.0%	3.7%
Salary increase	3.5%	3.3%	N/A	N/A
Weighted average assumptions for net periodic cost for the year:
Discount rate	3.2%	4.1%	3.7%	4.4%
Salary increase	3.5%	3.9%	N/A	N/A
Expected return on assets	6.7%	6.7%	N/A	N/A
Assumed health care cost trend rates:
Health care cost trend rate assumed for next year	N/A	N/A	5.5%	5.5%
Rate that the cost trend rate gradually declines to	N/A	N/A	5.0%	5.0%
Year that the rate reaches the rate it is assumed to remain at	N/A	N/A	2022	2016

A one percentage-point change in the assumed health care cost trend rates would have the following effects on 2015 expense and year-end liabilities.

	1% Increase	1% Decrease
	(In thousands)
Effect on total of service and interest cost components	$134	$(110)
Effect on postretirement benefit obligation	$2,996	$(2,484)

Plan assets are invested using a total return investment approach whereby a mix of equity securities and fixed income securities are used to preserve asset values, diversify risk, and achieve our target investment return benchmark. Investment strategies and asset allocations are based on consideration of the plan liabilities, the plan’s funded status, and our financial condition. Investment performance and asset allocation are measured and monitored on an ongoing basis.

Plan assets are managed in a balanced portfolio comprised of two major components: an equity portion and a fixed income portion. The expected role of equity investments is to maximize the long-term real growth of assets, while the role of fixed income investments is to generate current income, provide for more stable periodic returns, and provide some protection against a prolonged decline in the market value of equity investments.

Absent regulatory or statutory limitations, the target asset allocation for the investment of the assets for our ongoing pension plans is 30-40% in fixed income securities and 60-70% in equity securities and for our pension plans where the majority of the participants are in payment or terminated vested status is 75-80% in fixed income securities and 20-25% in equity securities. Equity securities include U.S. and international equity, primarily invested through investment funds. Fixed income securities include government securities and investment grade corporate bonds, primarily invested through investment funds and group insurance contracts. We develop our expected long-term rate of return assumptions based on the historical rates of returns for equity and fixed income securities of the type in which our plans invest.

The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the invested assets and future assets to be invested to provide for the benefits included in the projected benefit obligation. We use historic plan asset returns combined with current market conditions to estimate the rate of return. The expected rate of return on plan assets is a long-term assumption based on an analysis of historical and forward looking returns considering the plan’s actual and target asset mix.

The following table presents the fair values of the pension plan assets by asset category.

	December 31, 2015				December 31, 2014
	Fair Market Value at December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Market Value at December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)				(In thousands)
Asset Category:
Equity securities(a)
Large-cap fund	$77,618	$3,266	$74,352	$—	$82,816	$3,414	$79,402	$—
Mid-cap fund	14,427	957	13,470	—	15,276	1,448	13,828	—
Small-cap fund	19,260	461	18,799	—	19,952	312	19,640	—
Debt securities(b)
Government bond fund	26,827	1,387	25,440	—	29,121	1,244	27,877	—
Corporate bond fund	24,975	3,194	21,781	—	27,485	3,815	23,670	—
Fixed income fund(c)	40,989	—	40,989	—	41,975	—	41,975	—
Cash & equivalents	276	276	—	—	129	129	—	—

Total	$204,372	$9,541	$194,831	$—	$216,754	$10,362	$206,392	$—

(a)	This category includes investments in actively managed and indexed investment funds that invest in a diversified pool of equity securities of companies located in the U.S., Canada, Western Europe and other developed countries throughout the world. The Level 1 funds are valued at fair market value obtained from quoted market prices in active markets. The Level 2 funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.
(b)	This category includes investments in investment funds that invest in U.S. treasuries; other national, state and local government bonds; and corporate bonds of highly rated companies from diversified industries. The Level 1 funds are valued at fair market value obtained from quoted market prices in active markets. The Level 2 funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.
(c)	This category includes guaranteed insurance contracts.

The plans do not invest in individual securities. All investments are through well diversified investment funds. As a result, there are no significant concentrations of risk within the plan assets.

The following table reflects the benefits as of December 31, 2015 expected to be paid in each of the next five years and in the aggregate for the five years thereafter from our pension and other postretirement plans as well as Medicare subsidy receipts. Because our other postretirement plans are unfunded, the anticipated benefits with respect to these plans will come from our own assets. Because our pension plans are primarily funded plans, the anticipated benefits with respect to these plans will come primarily from the trusts established for these plans.

			Medicare
	Pension	Other	Subsidy
	Plans	Plans	Receipts
	(In thousands)
2016	$16,173	$2,097	$87
2017	17,795	2,044	80
2018	17,886	1,970	72
2019	18,816	1,890	65
2020	17,170	1,827	57
2021-2025	94,434	8,569	188

Total	$182,274	$18,397	$549

We anticipate contributing $5.2 million and $2.0 million to our pension and other postretirement plans, respectively, during 2016.

The pre-tax amounts in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit cost at December 31, 2015, the changes in these amounts during the year ended December 31, 2015, and the expected amortization of these amounts as components of net periodic benefit cost for the year ended December 31, 2016 are as follows.

	Pension	Other
	Benefits	Benefits
	(In thousands)
Components of accumulated other comprehensive loss:
Net actuarial loss	$51,720	$2,515
Net prior service credit	(81)	(40)

	$51,639	$2,475

	Pension	Other
	Benefits	Benefits
	(In thousands)
Changes in accumulated other comprehensive loss:
Net actuarial loss, beginning of year	$61,333	$4,679
Amortization cost	(5,082)	(328)
Curtailment gain recognized	128	—
Settlement loss recognized	(128)	—
Actuarial gain	(12,236)	(1,720)
Asset loss	9,949	—
Currency impact	(2,244)	(116)

Net actuarial loss, end of year	$51,720	$2,515

Prior service credit, beginning of year	$(94)	$(143)
Amortization credit	44	87
Currency impact	(31)	16

Prior service credit, end of year	$(81)	$(40)

	Pension	Other
	Benefits	Benefits
	(In thousands)
Expected 2016 amortization:
Amortization of prior service credit	$(43)	$(40)
Amortization of net loss	2,709	220

	$2,666	$180

Note 16: Comprehensive Income and Accumulated Other Comprehensive Income (Loss)

The following table summarizes total comprehensive income:

	Years ended December 31,
	2015	2014	2013
	(In thousands)
Net income	$66,180	$74,449	$103,313
Foreign currency translation loss, net of $1.3 million, $1.8 million, and $2.2 million tax, respectively	(20,842)	(10,387)	(20,720)
Adjustments to pension and postretirement liability, net of $3.1 million, $3.6 million, and $14.0 million tax, respectively	7,864	(6,463)	22,104

Total comprehensive income	53,202	57,599	104,697

Less: Comprehensive loss attributable to noncontrolling interest	(46)	—	—

Comprehensive income attributable to Belden stockholders	$53,248	$57,599	$104,697

The accumulated balances related to each component of other comprehensive income (loss), net of tax, are as follows:

	Foreign Currency Translation Component	Pension and Other Postretirement Benefit Plans	Accumulated Other Comprehensive Income (Loss)
	(In thousands)
Balance at December 31, 2013	$7,796	$(36,977)	$(29,181)
Other comprehensive loss before reclassifications	(10,387)	(9,120)	(19,507)
Amounts reclassified from accumulated other comprehensive income (loss)	—	2,657	2,657

Net current period other comprehensive loss	(10,387)	(6,463)	(16,850)

Balance at December 31, 2014	(2,591)	(43,440)	(46,031)

Other comprehensive loss attributable to Belden stockholders before reclassifications	(20,820)	4,434	(16,386)
Amounts reclassified from accumulated other comprehensive income (loss)	—	3,430	3,430

Net current period other comprehensive loss attributable to Belden stockholders	(20,820)	7,864	(12,956)

Balance at December 31, 2015	$(23,411)	$(35,576)	$(58,987)

The following table summarizes the effects of reclassifications from accumulated other comprehensive income (loss):

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Affected Line Item in the Consolidated Statements of Operations and Comprehensive Income
	(In thousands)
Amortization of pension and other postretirement benefit plan items:
Actuarial losses	$5,410	(1)
Prior service credit	(131)	(1)

Total before tax	5,279
Tax benefit	(1,849)

Total net of tax	$3,430

(1)	The amortization of these accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit costs (see Note 15).

Note 17: Share-Based Compensation

Compensation cost charged against income, primarily selling, general and administrative expense, and the income tax benefit recognized for our share-based compensation arrangements is included below:

	Years Ended December 31,
	2015	2014	2013
	(In thousands)
Total share-based compensation cost	$17,745	$18,858	$14,854
Income tax benefit	6,867	7,334	5,777

We currently have outstanding stock appreciation rights (SARs), stock options, restricted stock units with service vesting conditions, restricted stock units with performance vesting conditions, and restricted stock units with market conditions. We grant SARs and stock options with an exercise price equal to the closing market price of our common stock on the grant date. Generally, SARs and stock options may be converted into shares of our common stock in equal amounts on each of the first three anniversaries of the grant date and expire 10 years from the grant date. Certain awards provide for accelerated vesting in certain circumstances, including following a change in control of the Company. Restricted stock units with service conditions generally vest 3-5 years from the grant date. Restricted stock units issued based on the attainment of the performance conditions generally vest as follows: 1) 50% on the second anniversary of their grant date and 50% on the third anniversary, or 2) 100% on the third anniversary of their grant date. Restricted stock units issued based on the attainment of market conditions generally vest on the third anniversary of their grant date.

We recognize compensation cost for all awards based on their fair values. The fair values for SARs and stock options are estimated on the grant date using the Black-Scholes-Merton option-pricing formula which incorporates the assumptions noted in the following table. Expected volatility is based on historical volatility, and expected term is based on historical exercise patterns of option holders. The fair value of restricted stock units with service vesting conditions or performance vesting conditions is the closing market price of our common stock on the date of grant. We estimate the fair value of certain restricted stock units with market conditions using a Monte Carlo simulation valuation model with the assistance of a third party valuation firm. Compensation costs for awards with service conditions are amortized to expense using the straight-line method. Compensation costs for awards with performance conditions and graded vesting are amortized to expense using the graded attribution method.

	Years Ended December 31,
	2015	2014	2013
	(In thousands, except weighted average fair value and assumptions)
Weighted-average fair value of SARs and options granted	$31.22	$35.46	$24.63
Total intrinsic value of SARs converted and options exercised	14,697	24,023	47,058
Cash received for options exercised	30	48	14,030
Tax benefit related to share-based compensation	5,050	6,859	10,734
Weighted-average fair value of restricted stock shares and units granted	96.52	72.46	50.38
Total fair value of restricted stock shares and units vested	7,696	7,888	9,032
Expected volatility	35.66%	52.63%	53.94%
Expected term (in years)	5.7	5.8	6.1
Risk-free rate	1.59%	1.79%	1.04%
Dividend yield	0.22%	0.28%	0.40%

	SARs and Stock Options				Restricted Shares and Units
	Number	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Number	Weighted- Average Grant-Date Fair Value
	(In thousands, except exercise prices, fair values, and contractual terms)
Outstanding at January 1, 2015	1,305	$44.60			493	$54.76
Granted	236	88.79			183	96.52
Exercised or converted	(320)	40.03			(178)	43.11
Forfeited or expired	(32)	73.60			(34)	70.99

Outstanding at December 31, 2015	1,189	$53.80	7.0	$(7,280)	464	$74.50

Vested or expected to vest at December 31, 2015	1,169	$53.51	7.0	$(6,811)
Exercisable or convertible at December 31, 2015	730	41.06	6.0	4,831

At December 31, 2015, the total unrecognized compensation cost related to all nonvested awards was $22.6 million. That cost is expected to be recognized over a weighted-average period of 1.8 years.

Historically, we have issued treasury shares, if available, to satisfy award conversions and exercises.

Note 18: Stockholder Rights Plan

Under our Stockholder Rights Plan, each share of our common stock generally has “attached” to it one preferred share purchase right. Each right, when exercisable, entitles the holder to purchase 1/1000th of a share of our Junior Participating Preferred Stock Series A at a purchase price of $150.00 (subject to adjustment). Each 1/1000th of a share of Series A Junior Participating Preferred Stock will be substantially equivalent to one share of our common stock and will be entitled to one vote, voting together with the shares of common stock.

The rights will become exercisable only if, without the prior approval of the Board of Directors, a person or group of persons acquires or announces the intention to acquire 20% or more of our common stock. If we are acquired through a merger or other business combination transaction, each right will entitle the holder to purchase $300.00 worth of the surviving company’s common stock for $150.00 (subject to adjustment). In addition, if a person or group of persons acquires 20% or more of our common stock, each right not owned by the 20% or greater shareholder would permit the holder to purchase $300.00 worth of our common stock for $150.00 (subject to adjustment). The rights are redeemable, at our option, at $0.01 per right at any time prior to an announcement of a beneficial owner of 20% or more of our common stock then outstanding. The rights expire on December 9, 2016.

Note 19: Share Repurchases

In July 2011, our Board of Directors authorized a share repurchase program, which allowed us to purchase up to $150.0 million of our common stock through open market repurchases, negotiated transactions, or other means, in accordance with applicable securities laws and other restrictions. In November 2012, our Board of Directors authorized an extension of the share repurchase program, which allowed us to purchase up to an additional $200.0 million of our common stock. This program was funded by cash on hand and cash flows from operating activities. The program did not have an expiration date and could have been suspended at any time at the discretion of the Company.

From inception of the program to December 31, 2015, we repurchased 7.4 million shares of our common stock under the program for an aggregate cost of $350.0 million and an average price of $47.43. In 2015, we repurchased 0.7 million shares of our common stock under the share repurchase program for an aggregate cost of $39.1 million and an average price per share of $55.95. The repurchase activities in 2015 utilized all remaining authorized amounts under the share repurchase program. In 2014, we repurchased 1.3 million shares of our common stock under the program for an aggregate cost of $92.2 million and an average price of $73.06 per share. In 2013, we repurchased 1.7 million shares of our common stock under the program for an aggregate cost of $93.8 million and an average price of $54.76 per share.

Note 20: Operating Leases

Operating lease expense incurred primarily for manufacturing and office space, machinery, and equipment was $40.6 million, $32.8 million, and $26.5 million in 2015, 2014, and 2013, respectively.

Minimum annual lease payments for noncancelable operating leases in effect at December 31, 2015 are as follows (in thousands):

2016	$24,331
2017	17,270
2018	13,580
2019	10,845
2020	8,490
Thereafter	18,958

$93,474

Certain of our operating leases include step rent provisions and rent escalations. We include these step rent provisions and rent escalations in our minimum lease payments obligations and recognize them as a component of rental expense on a straight-line basis over the minimum lease term.

Note 21: Market Concentrations and Risks

Concentrations of Credit

We sell our products to many customers in several markets across multiple geographic areas. The ten largest customers, of which five are distributors, constitute in aggregate approximately 33%, 33%, and 36% of revenues in 2015, 2014, and 2013, respectively.

Unconditional Commodity Purchase Obligations

At December 31, 2015, we were committed to purchase approximately 2.4 million pounds of copper at an aggregate fixed cost of $5.6 million. At December 31, 2015, this fixed cost was $0.4 million more than the market cost that would be incurred on a spot purchase of the same amount of copper. The aggregate market cost was based on the current market price of copper obtained from the New York Mercantile Exchange. In addition, at December 31, 2015, we were committed to purchase 0.5 million pounds of aluminum at an aggregate fixed cost of $0.4 million. At December 31, 2015, this fixed cost approximated the market cost that would be incurred on a spot purchase of the same amount of aluminum. These commitments will mature in 2016 and early 2017.

Labor

Approximately 22% of our labor force is covered by collective bargaining agreements at various locations around the world. Approximately 19% of our labor force is covered by collective bargaining agreements that we expect to renegotiate during 2016.

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, and debt instruments. The carrying amounts of cash and cash equivalents, trade receivables, and trade payables at December 31, 2015 are considered representative of their respective fair values. The carrying amount of our debt instruments at December 31, 2015 and 2014 was $1,753.0 million and $1,767.9 million, respectively. The fair value of our senior subordinated notes at December 31, 2015 and 2014 was approximately $1,416.6 million and $1,529.4 million, respectively, based on quoted prices of the debt instruments in inactive markets (Level 2 valuation). This amount represents the fair values of our senior subordinated notes with a carrying value of $1,459.1 million and $1,521.5 million as of December 31, 2015 and 2014, respectively. We believe the fair value of our Term Loan and the balance outstanding under our Revolver approximate book value.

Note 22: Contingent Liabilities

General

Various claims are asserted against us in the ordinary course of business including those pertaining to income tax examinations, product liability, customer, employment, vendor, and patent matters. Based on facts currently available, management believes that the disposition of the claims that are pending or asserted will not have a materially adverse effect on our financial position, operating results, or cash flow.

Letters of Credit, Guarantees and Bonds

At December 31, 2015, we were party to unused standby letters of credit, bank guarantees, and surety bonds totaling $8.2 million, $3.0 million, and $2.4 million, respectively. These commitments are generally issued to secure obligations we have for a variety of commercial reasons, such as workers compensation self-insurance programs in several states and the importation and exportation of product.

Note 23: Supplemental Cash Flow Information

Supplemental cash flow information is as follows:

	Years Ended December 31,
	2015	2014	2013
	(In thousands)
Income tax refunds received	$4,068	$12,681	$11,165
Income taxes paid	(24,960)	(25,308)	(79,778)
Interest paid, net of amount capitalized	(91,496)	(70,915)	(60,340)

Note 24: Quarterly Operating Results (Unaudited)

2015	1st	2nd	3rd	4th	Year
	(In thousands, except days and per share amounts)
Number of days in quarter	88	91	91	95	365
Revenues	$546,957	$585,755	$579,266	$597,244	$2,309,222
Gross profit	207,649	234,276	226,131	250,117	918,173
Operating income	4,898	44,143	34,502	57,010	140,553
Income (loss) from continuing operations	(19,636)	21,677	14,811	49,656	66,508
Loss from discontinued operations, net of tax	—	—	(242)	—	(242)
Loss from disposal of discontinued operations, net of tax	—	(86)	—	—	(86)
Less: Net loss attributable to noncontrolling interest	—	—	—	(24)	(24)
Net income (loss) attributable to Belden stockholders	(19,636)	21,591	14,569	49,680	66,204
Basic income (loss) per share attributable to Belden stockholders:
Continuing operations	$(0.46)	$0.51	$0.35	$1.18	$1.57
Discontinued operations	—	—	(0.01)	—	(0.01)
Disposal of discontinued operations	—	—	—	—	—

Net income	$(0.46)	$0.51	$0.34	$1.18	$1.56

Diluted income (loss) per share attributable to Belden stockholders:
Continuing operations	$(0.46)	$0.50	$0.35	$1.17	$1.55
Discontinued operations	—	—	(0.01)	—	(0.01)
Disposal of discontinued operations	—	—	—	—	—

Net income	$(0.46)	$0.50	$0.34	$1.17	$1.54

2014	1st	2nd	3rd	4th	Year
	(In thousands, except days and per share amounts)
Number of days in quarter	89	91	91	94	365
Revenues	$487,690	$600,891	$610,774	$608,910	$2,308,265
Gross profit	175,717	204,385	221,732	217,615	819,449
Operating income	49,511	12,326	58,011	43,271	163,119
Income from continuing operations	25,156	15	33,847	15,414	74,432
Income from discontinued operations, net of tax	—	—	—	579	579
Loss from disposal of discontinued operations, net of tax	(562)	—	—	—	(562)
Net income attributable to Belden stockholders	24,594	15	33,847	15,993	74,449
Basic income (loss) per share attributable to Belden stockholders:
Continuing operations	$0.58	$—	$0.78	$0.36	$1.72
Discontinued operations	—	—	—	0.01	0.01
Disposal of discontinued operations	(0.01)	—	—	—	(0.01)

Net income	$0.57	$—	$0.78	$0.37	$1.72

Diluted income (loss) per share attributable to Belden stockholders:
Continuing operations	$0.57	$—	$0.77	$0.35	$1.69
Discontinued operations	—	—	—	0.01	0.01
Disposal of discontinued operations	(0.01)	—	—	—	(0.01)

Net income	$0.56	$—	$0.77	$0.36	$1.69

Included in the first, second, third, and fourth quarters of 2015 are severance, restructuring, and integration costs of $14.6 million, $4.9 million, $14.1 million, and $13.6 million, respectively. In addition, the first quarter of 2015 includes $9.2 million of compensation expense related to the accelerated vesting of acquiree stock based compensation awards related to our acquisition of Tripwire.

Included in the first, second, third, and fourth quarters of 2014 are severance, restructuring, and integration costs of $1.4 million, $38.2 million, $9.2 million, and $22.0 million, respectively. The second quarter of 2014 also includes $7.4 million of purchase accounting effects related to acquisitions, primarily the adjustment of acquired inventory to fair value.

Note 25: Subsequent Events

On January 7, 2016, we acquired 100% of the outstanding shares of M2FX Limited (M2FX), a leading manufacturer of fiber optic cable and fiber protection solutions. M2FX’s fiber based solutions will enhance the product portfolio of our broadband connectivity business. The initial cash paid for M2FX was approximately $16 million. The purchase price remains preliminary in nature and subject to additional consideration of up to $9 million.

We are in the preliminary phase of the purchase accounting process, including obtaining third party valuations of certain tangible and intangible assets acquired. As such, the purchase accounting process is incomplete and we cannot provide the required disclosures of the estimated fair value of the assets and liabilities acquired for this business combination. We do not expect the M2FX acquisition to be material to our financial position or results of operations.